                                                                   EXHIBIT 10.28



                                MERGER AGREEMENT

                            DATED AS OF MARCH 3, 2004

                                  BY AND AMONG

                          WELLCARE HEALTH PLANS, INC.,

                          ZEPHYR ACQUISITION SUB, INC.,

                          HARMONY HEALTH SYSTEMS, INC.,

                                       AND

                         THE OTHER PARTIES NAMED HEREIN

                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS                                                          1
         1.1      Definitions                                                  1
         1.2      Other Defined Terms                                         11
         1.3      Accounting Principles                                       11
         1.4      Construction                                                12
ARTICLE II THE MERGER                                                         12
         2.1      The Merger                                                  12
         2.2      Effect of the Merger                                        12
         2.3      Charter and Bylaws                                          13
         2.4      Directors and Officers                                      13
         2.5      Effect on Capital Stock                                     13
         2.6      Pre-Closing Distributions                                   13
         2.7      Adjustment of Purchase Price                                14
         2.8      Disputes Regarding the IBNR Adjustment                      14
         2.9      Time and Place of Closing                                   15
        2.10      Exchange of Certificates                                    15
        2.11      Cancellation of Options                                     16
ARTICLE III REPRESENTATIONS AND WARRANTIES                                    16
         3.1      General Statement                                           16
         3.2      Representations and Warranties of Purchaser                 17
         3.3      Representations and Warranties of Sellers and the Company   18
         3.4      Individual Representations and Warranties of Sellers        36

ARTICLE IV CONDUCT PRIOR TO THE CLOSING                                       37
         4.1      General                                                     37
         4.2      The Company's and Sellers' Obligations                      37
         4.3      Purchaser's Obligations                                     43
         4.4      Joint Obligations                                           43
ARTICLE V CONDITIONS TO CLOSING                                               43
         5.1      Conditions to the Company's and Sellers' Obligations        43
         5.2      Conditions to Purchaser's Obligations                       44
ARTICLE VI CLOSING                                                            45
         6.1      Form of Documents                                           45
         6.2      Purchaser's Deliveries                                      45
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                                       i
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         6.3      Sellers' Deliveries                                         46
ARTICLE VII POST-CLOSING AGREEMENTS                                           48
         7.1      Post-Closing Agreements                                     48
         7.2      Use of Trademarks                                           48
         7.3      Third Party Claims                                          48
         7.4      Medical Claims                                              48
ARTICLE VIII OTHER AGREEMENTS                                                 49
         8.1      Confidentiality                                             49
         8.2      Publicity                                                   49
         8.3      Employee Matters                                            49
         8.4      Further Assurances                                          50
ARTICLE IX INDEMNIFICATION                                                    50
         9.1      Indemnification of the Purchaser                            50
         9.2      Limitation on the Purchaser's Indemnification Rights        51
         9.3      Indemnification of the Equityholders                        52
         9.4      Limitation on the Equityholders' Indemnification Rights     52
         9.5      Cooperation                                                 52
         9.6      Third Party Claims                                          52
         9.7      No Contribution                                             54
ARTICLE X EFFECT OF TERMINATION                                               54
        10.1      Right to Terminate                                          54
        10.2      Certain Effects of Termination                              55
        10.3      Remedies                                                    55
        10.4      Termination Fee                                             56
ARTICLE XI STOCKHOLDERS' COMMITTEE                                            56
        11.1      Appointment of Stockholders' Committee                      56
        11.2      Authority                                                   57
        11.3      Reliance                                                    58
        11.4      Indemnification of Purchaser and Its Affiliates             59
        11.5      Indemnification of Stockholders' Committee                  59
ARTICLE XII MISCELLANEOUS                                                     59
        12.1      Notices                                                     59
        12.2      Expenses; Transfer Taxes                                    61
        12.3      Entire Agreement                                            61
        12.4      Non-Waiver                                                  61
        12.5      Counterparts                                                62
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                                       ii
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        12.6      Severability                                                62
        12.7      Applicable Law                                              62
        12.8      Binding Effect; Benefit                                     62
        12.9      Assignability                                               62
        12.10     Rule of Construction                                        62
        12.11     Waiver of Trial by Jury                                     62
        12.12     Consent to Jurisdiction                                     62
        12.13     Amendments                                                  63
        12.14     Headings                                                    63

                          TABLE OF EXHIBITS AND ANNEXES

Exhibit A-1  -  Form of Certificate of Merger
Exhibit A-2  -  Form of Plan of Merger
Exhibit B    -  Form of Escrow Agreement
Exhibit C    -  Form of Stockholder Release
Exhibit D    -  Form of Restrictive Covenant Agreement for Certain Equityholders
Annex A      -  Certain Employees

                                MERGER AGREEMENT

      This MERGER AGREEMENT (This "AGREEMENT") is made as of March 3, 2004, among WellCare Health Plans, Inc., a Delaware corporation ("PURCHASER"), Zephyr Acquisition Sub, Inc., a New Jersey corporation ("MERGER SUB"), Harmony Health Systems, Inc., a New Jersey corporation (the "COMPANY"), and each of the stockholders and option holders of the Company listed on the signature pages to this Agreement under the caption "Principal Stockholders" (individually a "PRINCIPAL STOCKHOLDER" and collectively the "PRINCIPAL STOCKHOLDERS").

                                    RECITALS

      A. The Principal Stockholders collectively own a majority of the outstanding Shares (as defined herein) of the Company.

      B. Merger Sub is an indirect wholly-owned subsidiary of Purchaser.

      C. The Company is a holding company that owns all of the outstanding shares of capital stock of each of Harmony Health Plan of Illinois, Inc., an Illinois corporation ("HMO SUBSIDIARY"), and Harmony Health Management, Inc., a New Jersey corporation ("MANAGEMENT SUBSIDIARY" and, together with HMO Subsidiary, the "SUBSIDIARIES"). The Subsidiaries are engaged in the business of operating a Medicaid managed care organization in the states of Illinois and Indiana, and providing certain related services (the "BUSINESS").

      D. The boards of directors of Purchaser, Merger Sub and the Company have each approved this Agreement and the transactions contemplated hereby and have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement.

      E. Concurrently with the execution of this Agreement and as an inducement to Purchaser and Merger Sub to enter into this Agreement, certain of the Principal Stockholders have on the date hereof entered into a voting agreement (each, a "VOTING AGREEMENT" and collectively the "VOTING AGREEMENTS") to, among other things, vote the Shares owned by such Persons to approve the Merger and against any competing proposals.

                                   AGREEMENTS

      Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below.

      "2003 AUDITED FINANCIAL STATEMENTS" means (1) the statutory basis balance sheet as of December 31, 2003 and the related statements of income - statutory basis, changes in surplus - statutory basis and cash flows - statutory basis for the year ended December 31, 2003, including the notes thereto, of HMO Subsidiary, audited by the Company Accountants and prepared in accordance with SAP, and (2) the consolidated balance sheet, consolidated statement of income and retained earnings, consolidated statement of stockholders' equity, consolidated statement of cash flows and notes to financial statements of the Company and the Subsidiaries as of and for the year ended December 31, 2003, audited by the Company Accountants and prepared in accordance with GAAP.

      "2003 UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS" means the consolidated balance sheet, consolidated statement of income and retained earnings, consolidated statement of stockholders' equity, consolidated statement of cash flows and notes to financial statements of the Company and the Subsidiaries as of and for the year ended December 31, 2003, prepared by the Company in accordance with GAAP.

      "2003 UNAUDITED FINANCIAL STATEMENTS" means the 2003 Unaudited Consolidated Financial Statements and the 2003 Unaudited HMO Financial Statements.

      "2003 UNAUDITED HMO FINANCIAL STATEMENTS" means the statutory basis balance sheet as of December 31, 2003 and the related statements of income - statutory basis, changes in surplus - statutory basis and cash flows - statutory basis for the year ended December 31, 2003, including the notes thereto, of HMO Subsidiary, prepared by the Company in accordance with SAP.

      "ACCOUNTS RECEIVABLE" means all of the Company's and the Subsidiaries' accounts receivable, notes receivable, negotiable instruments and chattel paper.

      "ACQUISITION PROPOSAL" means any inquiry, proposal or offer, whether oral or written, relating to a Competing Transaction.

      "AFFILIATE" with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person including in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses.

      "AGGREGATE CLOSING AMOUNT" means $57,400,000 minus (1) the aggregate amount of Pre-Closing Distributions, if any, and (2) the amount required at Closing to discharge in full the Transaction Expenses.

      "ARBITRATING ACCOUNTANTS" means the Chicago, Illinois office of PriceWaterhouseCoopers or, if such accounting firm is unable or unwilling to serve as Arbitrating Accountants, the accounting firm selected by Purchaser and the Stockholders' Committee pursuant to Section 2.8.1.

      "BASKET" means $350,000.

      "BENEFIT PLAN" means each Plan, Multiemployer Plan, Welfare Plan and Other Benefit Plan described in the Disclosure Schedule.

      "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of Florida are authorized or obligated to close.

      "CERCLA" means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

      "CERTIFICATE OF MERGER" means a certificate of merger in the form of Exhibit A attached hereto.

      "CLAIMS" means all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise.

      "CLOSING" means the consummation of the transactions contemplated by this Agreement.

      "CLOSING DATE" means the date on which the Closing occurs.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMMON SHARES" means the Company's Common Stock, no par value per share.

      "COMPANY ACCOUNTANTS" means Ernst & Young LLP.

      "COMPANY GROUP" means the Company and the Subsidiaries, collectively.

      "COMPETING TRANSACTION" means any or all of the following, other than the Excluded Transactions: (1) a sale, transfer or other disposition of all or a substantial portion of the Company's assets in a single transaction or a series of related transactions; (2) a sale, transfer or assignment of more than 50% of the outstanding Shares (including by means of a merger); and (3) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing.

      "CONSOLIDATED AUDITED FINANCIAL STATEMENTS" means consolidated balance sheets, consolidated statements of income and retained earnings, consolidated statements of stockholders' equity, consolidated statements of cash flows and notes to financial statements (together with any supplementary information thereto) of the Company and the Subsidiaries as of and for the years ended December 31, 2002 and December 31, 2001, prepared in accordance with GAAP and audited by the Company Accountants.

      "CONTRACT" means any contract, agreement, arrangement, understanding or instrument, whether oral or written.

      "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

      "CORPORATION CODE" means the New Jersey Business Corporation Act, as amended.

      "DAMAGES" means all actions, lawsuits, proceedings, hearings, investigations, charges, complaints, Third Party Claims, demands, injunctions, judgments, orders, decrees, rulings, dues, liabilities, obligations, Taxes, liens, assessments, levies, losses, fines, penalties, damages, costs, fees and expenses, including reasonable attorneys', accountants', investigators', and experts' fees and expenses incurred in investigating or defending any of the foregoing.

      "DELIVERY DATE" means the date on which the IBNR Certificate has been delivered to the Stockholders' Committee.

      "DESIGNATED CONTRACTS" means all of the Contracts listed or required to be listed in Schedule 3.3.21 of the Disclosure Schedule.

      "DISCLOSURE SCHEDULE" means the schedules delivered by the Company to Purchaser concurrently herewith and identified by the parties as the Disclosure Schedule.

      "DISPUTE" means any dispute regarding the calculation of the IBNR Adjustment.

      "DISPUTE NOTICE" means a written notice of a Dispute presented to the Purchaser within the Dispute Period.

      "DISPUTE PERIOD" means the period beginning on the Delivery Date and ending at 5:00 p.m., Eastern time, on the date 30 days after the Delivery Date.

      "DOI" means, together, the Illinois Department of Insurance and the Indiana Department of Insurance.

      "EFFECTIVE TIME" means such time as the Certificate of Merger is duly filed with the New Jersey Secretary of State, or such other time as Purchaser and the Company shall agree in writing should be specified in the Certificate of Merger.

      "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (1) the presence or Release into the environment of any Hazardous Substance at any location, whether or not owned by the Company; or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (3) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances.

      "ENVIRONMENTAL LAWS" means all federal, state or local statutes, laws, rules, ordinances, codes, rule of common law, regulations, judgments and orders in effect on the Closing Date and relating to protection of human health or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

      "ENVIRONMENTAL PERMITS" means all environmental, health and safety permits, licenses, registrations, and governmental approvals and authorizations.

      "EQUITYHOLDERS" means, collectively, all holders of Shares and/or Options as of the date of this Agreement.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" means any affiliate of the Company as determined under Code section 414(b), (c), (m) or (o).

      "ESCROW AGENT" means such national banking association or other Person as may be selected by Purchaser and the Company to serve as Escrow Agent under the Escrow Agreement.

      "ESCROW AGREEMENT" means an Escrow Agreement in the form of Exhibit B attached hereto (with such changes thereto as may be required by the Escrow Agent).

      "ESCROW AMOUNT" means $8,000,000.

      "ESCROW BALANCE" means any portion of the Escrow Amount to be released to the Stockholders' Committee for the benefit of the Equityholders upon the expiration of the Escrow Agreement pursuant to the provisions thereof.

      "EXCLUDED TRANSACTION" means the transactions described in this Agreement or any other transaction with Purchaser.

      "EXTENDED REPRESENTATIONS AND WARRANTIES" means the representations and warranties contained in Section 3.4 (Individual Representations and Warranties of the Principal Stockholders).

      "FINANCIAL STATEMENT DATE" means December 31, 2002.

      "FINANCIAL STATEMENTS" means the 2003 Unaudited Financial Statements, the Consolidated Audited Financial Statements and the HMO Audited Financial Statements.

      "FIRPTA" means the Foreign Investment in Real Property Tax Act, as amended.

      "GAAP" means generally accepted accounting principles.

      "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any state thereof, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include all self regulatory organizations and insurance and health care authorities. The foregoing shall include, but shall not be limited to, DOI, the IDPA and the IFSSA.

      "HAZARDOUS SUBSTANCES" means: (1) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (2) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or other words of similar import, under any Environmental Law.

      "HIPAA" means the Health Insurance Portability and Accountability Act of 1996.

      "HMO" means health maintenance organization.

      "HMO AUDITED FINANCIAL STATEMENTS" means statements of admitted assets, liabilities and surplus - statutory basis and the related statements of income - statutory basis, changes in surplus - statutory basis and cash flows - statutory basis of HMO Subsidiary as of and for the years ended December 31, 2002 and December 31, 2001, including the notes thereto, prepared in accordance with SAP and audited by the Company Accountants.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "IBNR" means claims incurred but not reported.

      "IBNR ADJUSTMENT" means the positive or negative amount calculated as (1) the amount of reserves for Medical Claims, as shown on the line item titled "Claims payable" or comparable line item(s) on the balance sheet of HMO Subsidiary as of December 31, 2003 included as part of the 2003 Unaudited Consolidated Financial Statements, minus (2) actual Medical Claims as of December 31, 2003, as re-calculated following the Closing pursuant to Section 2.7.

      "IBNR CERTIFICATE" means a certificate prepared by Purchaser, setting forth Purchaser's calculation of the IBNR Adjustment.

      "IDPA" means the Illinois Department of Public Aid, or any successor agency.

      "IFSSA" means the Indiana Family and Social Services Administration, or any successor agency.

      "INDEBTEDNESS" of any Person means all obligations of such Person (1) for borrowed money evidenced by notes, bonds, debentures or similar instruments, (2) for the deferred purchase price of goods or services (other than Provider claims, rent payments and trade payables or accruals incurred in the ordinary course of business), (3) under capital leases, and (4) in the nature of guarantees of the obligations described in clauses (1) through (3) above of any other Person.

      "INDEMNIFICATION CAP" means (1) in the case of claims for indemnification by the Purchaser Indemnitees under Section 9.1, the Escrow Amount and any earnings thereon pursuant to the Escrow Agreement, and (2) in the case of claims for indemnification by the Equityholders under Section 9.3, $8,000,000.

      "INDEMNIFIED PARTY" means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to ARTICLE IX.

      "INDEMNIFYING PARTY" means, with respect to a particular matter, a party hereto who is required to provide indemnification under ARTICLE IX to another Person.

      "INTELLECTUAL PROPERTY" means all of the Company's and the Subsidiaries' intellectual property rights, including all patents, trademarks, service marks, copyrights, designs, Internet domain names and web sites, trade or business names, trade dress and slogans (and all registrations of, and all applications for registration of, any of the foregoing), Software, and all goodwill associated with such intellectual property rights.

      "INTELLECTUAL PROPERTY LICENSES" means all agreements (other than agreements with respect to Software that have been purchased "off the shelf") between the Company or either of the Subsidiaries, on the one hand, and any Person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property owned either by the Company or either of the Subsidiaries or by any other Person.

      "INTERIM FINANCIAL STATEMENT DATE" means December 31, 2003.

      "IRS" means the Internal Revenue Service.

      "KNOWLEDGE OF THE COMPANY" means (1) the actual knowledge of the directors and officers of the Company and/or the Subsidiaries, and (2) the knowledge of facts that such directors and officers should have after due inquiry of any employees of and advisors to the Company and/or the Subsidiaries who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter, or after due examination of any documents, correspondence or other items contained in the files of the Company or the Subsidiaries.

      "LAW" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law, whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

      "LEASED REAL ESTATE" means all real property leased or subleased by the Company or either of the Subsidiaries.

      "LIABILITIES" means all Indebtedness, obligations and other liabilities of the Company or either of the Subsidiaries of any nature whatsoever, whether direct or indirect, matured or unmatured, absolute, accrued, contingent (or based on any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

      "LIBOR RATE" means the variable rate of interest published in The Wall Street Journal on December 31, 2004 (or, if the rate is not so published on such date, the most recent date of publication of such rate as of December 31, 2004) as the one-month London Interbank Offered Rate under the heading "Money Rates" (or such other heading as may be used at such time).

      "MATERIAL ACCOUNTING CHANGES" means a material change in the method of calculation of any of the financial covenants, restrictions or standards used in the Financial Statements.

      "MATERIAL ADVERSE EFFECT" means any event, occurrence, circumstance, change or other matter that, individually or in the aggregate with any other events, occurrences, circumstances, changes or other matters, has, or is reasonably likely to have, a material adverse effect on (1) the business, operations (including results of operations), assets, liabilities, financial condition, membership, Provider relationships or prospects of the Company or either of the Subsidiaries (including, without limitation, any matter involving greater than $500,000 in amount other than Medical Claims), or (2) the ability of any party hereto to consummate the Merger or any of the other transactions contemplated hereby.

      "MEDICAID" means the applicable provision of Title XIX of the Social Security Act of the United States, as amended, and the regulations promulgated thereunder and the state Laws implementing the Medicaid program.

      "MEDICAL CLAIMS" means any and all medical claim liabilities of HMO Subsidiary for services to Members, including, without limitation, IBNR.

      "MEMBER" means an individual enrolled in any of HMO Subsidiary's health plans.

      "MULTIEMPLOYER PLAN" means any multiemployer plan as defined in Section 3(37) of ERISA.

      "NAIC" means the National Association of Insurance Commissioners.

      "NET CLOSING AMOUNT" means the Aggregate Closing Amount less the Escrow Amount.

      "OPTIONS" means options to purchase Common Shares under the Company's 1996 Stock Option Plan.

      "OTHER BENEFIT PLAN" means any bonus, deferred compensation, stock purchase, stock option, stock appreciation rights, phantom stock rights, severance, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement other than a Plan, Multiemployer Plan and Welfare Plan.

      "OUTSTANDING COMPANY SHARES" means the aggregate number of (1) Shares outstanding immediately prior to the Effective Time and (2) Shares subject to issuance upon exercise under Options outstanding immediately prior to the Effective Time (prior to giving effect to the cancellation of Options pursuant to Section 2.11).

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "PER SHARE ESCROW AMOUNT" means an amount equal to the Escrow Balance divided by the Outstanding Company Shares.

      "PER SHARE NET CLOSING AMOUNT" means an amount equal to the Net Closing Amount divided by the Outstanding Company Shares.

      "PERMITS" means all licenses, permits, franchises, authorizations, registrations, certificates of authority and government approvals other than the Environmental Permits.

      "PERMITTED LIENS" means all (1) statutory liens for Taxes not yet due; (2) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; and (3) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security.

      "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.

      "PLAN" means any employee pension benefit plan as defined in Section 3(2) of ERISA.

      "PRE-CLOSING DISTRIBUTIONS" means the gross amount of any and all payments, whether of cash or other assets or property, to any Equityholders on account of capital stock of the Company, in any form whatsoever, including dividends, distributions, redemptions, exchanges, reclassifications or otherwise (without giving effect to any deductions or withholdings from any such payments on account of Taxes, including any withholding, payroll, employment or similar Taxes).

      "PREFERRED SHARES" means the Company's Series A Preferred Stock, $.01 par value per share.

      "PROPRIETARY SOFTWARE" means Software which is owned by the Company or either of the Subsidiaries.

      "PROVIDER" means any physician, hospital, pharmacy or other health care professional, facility or supplier that has contracted with the Company or either of the Subsidiaries to provide services, prescription drugs or supplies to Members.

      "PROVIDER AGREEMENTS" means each of the contracts of the Company or either of the Subsidiaries with a Provider.

      "PURCHASE PRICE" means the aggregate merger consideration payable by Purchaser under this Agreement.

      "PURCHASER ACCOUNTANTS" means Deloitte & Touche LLP.

      "PURCHASER INDEMNITEES" means Purchaser and its Affiliates, and their respective directors, managers, officers, members, shareholders, partners, agents, representatives, successors and assigns.

      "REGULATORY STATEMENTS" means the HMO Subsidiary's quarterly and annual reports as filed with DOI for the periods ended December 31, 2002, March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003.

      "RELATED PARTIES" means the Company's and the Subsidiaries' respective present and former directors, managers, officers, members, stockholders, partners, and their respective Affiliates.

      "RELEASE" means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

      "REPRESENTATIVES" means, with respect to any Person, any director, officer, employee, agent, lender, partner or representative, including any accountant, consultant, attorney or financial advisor, of such Person.

      "RETURNS" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.

      "SAP" means statutory accounting principles, including but not limited to the accounting standards as codified by the NAIC, as may be modified by applicable Laws of the States of Illinois or Indiana.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SHARES" means, collectively, the Common Shares and Preferred Shares.

      "SOFTWARE" means any and all: (1) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code; (2) databases and computations, including any and all data and collections of data; (3) all documentation, including user manuals and training materials, relating to any of the foregoing; and (4) the content and information contained in any Web site.

      "STOCKHOLDER RELEASE" means a release in the form of Exhibit C attached hereto.

      "STOCKHOLDERS' COMMITTEE" means the Equityholders' attorneys-in-fact and agents in connection with the execution and performance of this Agreement.

      "SUBSIDIARY" means either one of the Subsidiaries.

      "SURVIVAL DATE" means (1) for claims made based on an alleged breach of the Extended Representations and Warranties, the date on which the applicable statute of limitations would bar such claim, (2) for claims made based on an alleged breach of Sections 7.2 (Use of Trademarks) or 8.1 (confidentiality), the date on which such covenants expire as set forth in such sections, and (3) for all other claims, the date that is 12 months after the Closing Date.

      "SURVIVING CORPORATION" means the Company as the surviving corporation after the consummation of the Merger.

      "TAXES" means all federal, state, local, foreign and other income, sales, use, ad valorem, transfer or other taxes, fees, assessments or charges of any kind, together with any interest and any penalties with respect thereto.

      "THIRD PARTY CLAIM" means any action, lawsuit, proceeding, investigation, hearing, or like matter which is asserted or overtly threatened by a Person other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

      "TRANSACTION EXPENSES" means all of the Company's and the Principal Stockholders' expenses incurred in connection with the preparation, execution and consummation of this Agreement, the Closing and the transactions contemplated hereby, including attorneys', accountants' and other advisors' fees and expenses payable by the Company or the Principal Stockholders which have not been paid as of the Closing.

      "WELFARE PLAN" means any employee welfare benefit plan as defined in
Section 3(1) of ERISA.

      "WORKING CAPITAL" means the positive or negative number calculated as (1) the assets of the Company (on a standalone basis) which are treated under GAAP as current assets minus (2) the liabilities of the Company (on a standalone basis) which are treated under GAAP as current liabilities.

      1.2 Other Defined Terms. The following terms are defined in this Agreement in the Sections referenced below:

                            TERM                         SECTION
                            ----                         -------
              Agreement                       Introductory Paragraph
              Business                        Recital C
              Company                         Introductory Paragraph
              HMO Subsidiary                  Recital C
              Management Subsidiary           Recital C
              Merger                          Recital D
              Merger Sub                      Introductory Paragraph
              Principal Stockholder(s)        Introductory Paragraph
              Purchaser                       Introductory Paragraph
              Subsidiaries                    Recital C
              Voting Agreement(s)             Recital E

      1.3 Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computations to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP or SAP, as applicable; provided, however, that if during the period beginning as of the date of this Agreement and continuing through the Closing Date any changes in GAAP or SAP, as applicable, are hereafter required or permitted and are adopted by the Company with the agreement of the Company Accountants and such changes result in one or more Material Accounting Changes, the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company's financial condition shall be the same after such changes as if such changes had not been made; provided, further, that no Material Accounting Change shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to Purchaser and the Company. If such amendment is entered into, all references in this Agreement to GAAP or SAP shall mean GAAP or SAP as of the date of such amendment together with any changes in GAAP or SAP after the date hereof which are not Material Accounting Changes. All references to "dollars" or "$" in this Agreement shall mean United States dollars.

      1.4 Construction. Unless the context of this Agreement otherwise requires,
(a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) references to Sections and Articles refer to the applicable Sections and Articles of this Agreement, (d) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (e) the predicate of any noun or pronoun shall be the immediately preceding prior noun.

                                   ARTICLE II
                                   THE MERGER

      2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Corporation Code, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation. At the election of Purchaser, any direct or indirect wholly owned subsidiary of Purchaser may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

      2.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Corporation Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      2.3 Charter and Bylaws.

            2.3.1 At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Corporation Code and such Certificate of Incorporation, except that the name of the corporation set forth therein shall be changed to the name of the Company.

            2.3.2 At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter amended.

      2.4 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time and such other persons as Purchaser shall designate shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      2.5 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the outstanding capital of the Company or Merger Sub:

            2.5.1 Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

            2.5.2 Each Share that is held in the treasury of the Company shall automatically be canceled and returned and shall cease to exist and no consideration shall be delivered in exchange therefor.

            2.5.3 Each Outstanding Company Share (other than Shares to be canceled in accordance with Section 2.5.2) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Outstanding Company Share shall cease to have any rights with respect thereto, except the right to receive (a) an amount of cash per Outstanding Company Share equal to the Per Share Net Closing Amount, and (b) a conditional amount of cash per Outstanding Company Share equal to the Per Share Escrow Amount.

      2.6 Pre-Closing Distributions. The Company shall, prior to the Closing Date, make Pre-Closing Distributions to the Equityholders in such amount or amounts as may be designated in writing by Purchaser at any time or from time to time prior to the Closing Date, subject in each case to the consent of the Company, which approval shall not be unreasonably withheld or delayed. Any such Pre-Closing Distributions shall be distributed to the Equityholders promptly (and in any event within five Business Days or prior to the Closing Date, whichever occurs sooner) after Purchaser designates any such amount. Any such Pre-Closing Distributions shall be paid pro-rata to all Equityholders on a fully-diluted basis, as though all holders of Options were the holders of the number of Shares issuable upon exercise in full of their Options (including any unvested portion thereof). Any such Pre-Closing Distributions made to the holders of Options will be considered compensation income to the holders of such Options, and shall occur prior to the payments to the holders of Options set forth in Section 2.11. The Company shall withhold from all amounts payable pursuant to this 2.6 all applicable Taxes, including any withholding, payroll, employment or similar Taxes.

      2.7 Adjustment of Purchase Price. Following the Closing, the Purchase Price shall be adjusted based on the amount of the IBNR Adjustment, if any, as provided in this Section 2.7. The Company shall, on or prior to December 31, 2004, re-calculate the Medical Claims as of December 31, 2003, giving effect to the experience of HMO Subsidiary with such Medical Claims after such date and through such date of calculation, based upon the books and records of HMO Subsidiary and actual operating and financial information currently available at the time of such calculation. The Purchaser shall cause the Surviving Corporation to pay such Medical Claims consistent with industry practice and in compliance with the terms of the applicable Provider Agreement and the requirements of any applicable Laws. For purposes of this Section 2.7, (a) consistent with GAAP, any regulatory penalties incurred as a result of the operation of HMO Subsidiary following the Closing Date shall not be included in the calculation of Medical Claims, and (b) any remaining IBNR as of the time of the re-calculation of Medical Claims pursuant hereto shall not be included in the calculation of Medical Claims. By no later than December 31, 2004, Purchaser shall deliver to the Stockholders' Committee the IBNR Certificate. Any increase in the Purchase Price as a result of the IBNR Adjustment, together with interest on the IBNR Adjustment as set forth below, shall be paid by the Purchaser to the Stockholders' Committee on behalf of the Equityholders within five Business Days following the final determination of the IBNR Adjustment pursuant to Section
2.8. Any decrease in the Purchase Price as a result of the IBNR Adjustment, together with interest on the IBNR Adjustment as set forth below, shall be paid by the Escrow Agent out of the Escrow Amount to Purchaser within five Business Days following the final determination of the IBNR Adjustment pursuant to
Section 2.8, in accordance with the terms of the Escrow Agreement. Interest on the IBNR Adjustment shall accrue at a rate per annum equal to the LIBOR Rate plus 21/2%, calculated based on the period from the Closing Date through and including the date of the final determination of the IBNR Adjustment pursuant to
Section 2.8, and shall be paid together with the increase or decrease, as applicable, to the Purchase Price resulting from the IBNR Adjustment pursuant to this Section 2.7.

      2.8 Disputes Regarding the IBNR Adjustment. Disputes with respect to the IBNR Adjustment shall be resolved as follows:

            2.8.1 The Stockholders' Committee shall have the Dispute Period to bring a Dispute, but only on the basis that the IBNR Adjustment is inaccurate. If the Stockholders' Committee does not give a Dispute Notice, the IBNR Adjustment, as set forth in the IBNR Certificate as delivered by Purchaser, shall be deemed to have been accepted and agreed to by the Stockholders' Committee, and shall be final and binding upon the parties hereto. If the Stockholders' Committee has a Dispute, the Stockholders' Committee shall give Purchaser a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. In the event any such Dispute, as described in the Dispute Notice, applies only to a portion of the IBNR Adjustment, any undisputed portion of the IBNR Adjustment (together with interest thereon as set forth in Section 2.7) shall be paid by Purchaser or the Escrow Agent, as applicable, within five Business Days following the delivery of such

Dispute Notice. Within 30 days after delivery of such Dispute Notice, Purchaser and the Stockholders' Committee shall attempt to resolve such Dispute and agree in writing upon the final calculation and amount of the IBNR Adjustment.

            2.8.2 If Purchaser and the Stockholders' Committee are unable to resolve any Dispute within the 30 day period after Purchaser's receipt of a Dispute Notice, the Stockholders' Committee and Purchaser shall jointly engage the Arbitrating Accountants as arbitrator, so long as the Arbitrating Accountants has not performed accounting, tax or auditing services for Purchaser, the Company or any of their respective Affiliates during the then-prior three year period. The Purchaser and the Stockholders' Committee shall each pay the Arbitrating Accountants one-half of the retainer or initial fee required, subject to reimbursement based on the determination of the Arbitrating Accountants pursuant to the last sentence of this Section 2.8.2. If the Arbitrating Accountants is unable or unwilling to serve as Arbitrating Accountants, the Arbitrating Accountants shall be a nationally recognized accounting firm selected promptly by agreement of Purchaser and the Stockholders' Committee or, if they are unable to agree, by lot conducted jointly by the Company Accountants and the Purchaser Accountants. In connection with the resolution of any Dispute, the Arbitrating Accountants shall have access to all documents, records, work papers, facilities and personnel it deems necessary to perform its function as arbitrator. The Arbitrating Accountants' function shall be to calculate the IBNR Adjustment, based upon the applicable requirements of this Agreement. The Arbitrating Accountants shall allow Purchaser and the Stockholders' Committee to present their respective positions regarding the Dispute. The Arbitrating Accountants may, at its discretion, conduct a conference concerning the Dispute, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. The Arbitrating Accountants shall promptly, and in any event within 60 days after the date of its appointment, render its decision on the question in writing and finalize the IBNR Adjustment. Such written determination shall be final and binding upon the parties hereto, and judgment may be entered on the award. The Arbitrating Accountants shall determine the proportion of its fees and expenses to be paid by each of the Stockholders' Committee and Purchaser, based primarily on the degree to which the Arbitrating Accountants has accepted the positions of the respective parties.

      2.9 Time and Place of Closing. The Closing shall be at 10:00 a.m., at the offices of Greenberg Traurig, LLP, 77 West Wacker, Suite 2500, Chicago, Illinois 60601 within five Business Days after the satisfaction or waiver of all of the conditions to the obligations of the parties set forth in ARTICLE V, or on such other date, or at such other time or place, as shall be mutually agreed upon by the Company and Purchaser. Subject to the provisions of this Agreement, on or promptly after the Closing Date, the parties shall file the Certificate of Merger executed in accordance with the relevant provisions of the Corporation Code and shall make all other filings or recordings required under the Corporation Code.

      2.10 Exchange of Certificates. At the Closing, (a) the Stockholders' Committee shall deliver to Purchaser certificates evidencing the Shares held by the Principal Stockholders duly endorsed in blank, or accompanied by valid stock powers duly executed in blank, and (b) Purchaser shall deliver (i) to the Stockholders' Committee for the benefit of the Equityholders, by wire transfer of immediately available funds to such bank account as the Stockholders'

Committee shall specify by written notice to Purchaser delivered before the Closing Date, the Net Closing Amount, and (ii) to the Escrow Agent the Escrow Amount, which shall secure the payment of the Principal Stockholders' indemnification obligations hereunder and which shall be held in escrow and disbursed in accordance with the terms of the Escrow Agreement. No interest will be paid or accrued on any sums payable to holders of certificates representing Shares. Until surrendered in accordance with the provisions of this Section 2.10, each stock certificate representing a Share shall represent for all purposes only the right to receive the merger consideration described in Section 2.5, without interest. Other than the payments to the Stockholders' Committee of the Net Closing Amount and to the Escrow Agent of the Escrow Amount pursuant to this Section 2.10, and the payment to the Stockholders' Committee of the IBNR Adjustment pursuant to Section 2.7, if applicable, Purchaser shall have no liability or obligation whatsoever with respect to the payment to Equityholders for such Equityholders' allocated share of the Net Closing Amount, the Escrow Amount or the IBNR Adjustment.

      2.11 Cancellation of Options.

            2.11.1 Prior to the Closing, the Company's Board of Directors shall adopt appropriate resolutions and the Company shall take all other actions necessary or appropriate to provide for (a) the cancellation, effective at the Closing, of all Options, whether vested or unvested, without any payment therefor except as otherwise provided herein, and (b) the termination and cancellation, effective at the Closing, of the Company's 1996 Stock Option Plan. In consideration of the cancellation of each Option, as of the Effective Time the holder thereof shall be entitled (subject to such holder having first executed and delivered a Stockholder Release) to receive, subject to the reduction in the cash payments specified in Section 2.11.2, (i) an amount of cash per Share subject to such Option equal to (A) the Per Share Closing Amount minus (B) the exercise price per Share applicable to such Option, (ii) a conditional amount of cash per Share subject to such Option equal to the Per Share Escrow Amount, and (iii) a conditional amount of cash per Share subject to such Option equal to (A) the increase, if any, in the Purchase Price as a result of the IBNR Adjustment divided by (B) the Outstanding Company Shares.

            2.11.2 The Company and/or Purchaser, as applicable, shall withhold from all amounts payable pursuant to 2.11.1 all applicable Taxes, including any withholding, payroll, employment or similar Taxes, in the amounts and in the manner as Purchaser directs. The Company shall, prior to the Closing, prepare and deliver to Purchaser a schedule setting forth the amounts payable at the Closing to the holders of Options under this Section 2.11 (giving effect to all Taxes required to be withheld from such payments). The Company and the Stockholders' Committee shall provide Purchaser with such information as it may reasonably require in order to calculate any such Taxes.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      3.1 General Statement. The parties make the representations and warranties to each other which are set forth in this ARTICLE III. All such representations and warranties and all representations and warranties which are set forth elsewhere in this Agreement and in any financial statement, exhibit, certificate or other document delivered by a party hereto to any other party pursuant to this Agreement or in connection herewith shall survive the Closing (and none shall merge into any instrument of conveyance), regardless of any investigation or lack of investigation by any of the parties to this Agreement. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. All representations and warranties of the Company and the Principal Stockholders are made subject to the exceptions noted in the Disclosure Schedule. Each section of the Disclosure Schedule shall be numbered to correspond to the subsection of Section 3.3 or 3.4 to which such section relates.

      3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company and the Equityholders as follows:

            3.2.1 Organization, Existence and Good Standing. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation.

            3.2.2 Power and Authority. Each of Purchaser and Merger Sub has the corporate power and authority to execute, deliver and perform this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby, has been duly and validly authorized by all necessary corporate action and such authorization has not been withdrawn or amended in any manner. In this regard, the requisite approval of the Purchaser's Board of Directors was obtained at a Board of Directors' meeting held on February 27, 2004.

            3.2.3 Enforceability. Assuming due and valid authorization, execution and delivery of this Agreement by the Company and the Principal Stockholders, this Agreement is or will be the legal, valid and binding obligations of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            3.2.4 Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental or Regulatory Authority is required for or in connection with the consummation by Purchaser or Merger Sub of the transactions contemplated hereby, other than (a) such filings as may be required under the HSR Act and (b) such Permits as may be required from any Governmental or Regulatory Authority under the Laws of any state.

            3.2.5 Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of this Agreement by Purchaser or Merger Sub, nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of its Certificate of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any

Governmental or Regulatory Authority or of any arbitration award to which Purchaser or Merger Sub is a party or by which Purchaser or Merger Sub is bound.

            3.2.6 Conflicts Under Contracts. Except as set forth in Schedule 3.2.6, neither Purchaser nor Merger Sub is a party to, or bound by, any unexpired, undischarged or unsatisfied Contract the terms of which performance by Purchaser or Merger Sub according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, modification or cancellation, or whereby timely performance by Purchaser or Merger Sub according to the terms of this Agreement may be prohibited, prevented or delayed.

            3.2.7 Brokers. Neither Purchaser nor any of its Affiliates has dealt with any Person who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from the Principal Stockholders, the Company or either of the Subsidiaries for arranging the transactions contemplated hereby or introducing the parties to each other.

      3.3 Representations and Warranties of the Company. The Company represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:

            3.3.1 Organization, Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of New Jersey.

            3.3.2 Foreign Good Standing. The Company has qualified as a foreign corporation, and is in good standing, under the Laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would have a Material Adverse Effect.

            3.3.3 Power and Authority. The Company has all necessary corporate power and authority to carry on its business as such business is now being conducted. The Company has the corporate power and authority to execute, deliver and perform this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action and such authorization has not been withdrawn or amended in any manner. In this regard, the requisite approval of the Company's Board of Directors was obtained at a Board of Directors meeting held on March 1, 2004 and the Voting Agreements constitute the requisite approval of the Company's stockholders.

            3.3.4 Enforceability. This Agreement has been duly executed and delivered by the Company. Assuming due and valid authorization, execution and delivery of this Agreement by Purchaser, this Agreement is or will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally; and (2) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            3.3.5 Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental or Regulatory Authority is required for or in connection with the execution of this Agreement by the Company or the Principal Stockholders or the consummation by the Company or the Principal Stockholders of the transactions contemplated hereby.

            3.3.6 Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of this Agreement by the Company or the Principal Stockholders, nor the consummation by the Company or the Principal Stockholders of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company's or either of the Subsidiaries' Certificate of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority or of any arbitration award to which the Company or either of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound.

            3.3.7 Conflicts Under Contracts. Neither the Company nor any of the Subsidiaries is a party to, or bound by, any unexpired, undischarged or unsatisfied Contract under the terms of which performance by the Company or the Principal Stockholders according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, modification or cancellation, or whereby timely performance by the Company or the Principal Stockholders according to the terms of this Agreement may be prohibited, prevented or delayed.

            3.3.8 Subsidiaries. HMO Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of Illinois and Management Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of New Jersey. Each of the Subsidiaries has full corporate power to own all of its properties and assets and to carry on its business as it is now conducted, and is qualified as a foreign corporation and is in good standing in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification and where the failure to so qualify may have a Material Adverse Effect. Other than the Subsidiaries, the Company does not hold or beneficially own any other direct or indirect interest (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.

            3.3.9 Officers and Directors. The name of each director and officer of the Company and each of the Subsidiaries on the date hereof, and his or her position(s) with the Company and/or the Subsidiaries, are listed on Section
3.3.9 of the Disclosure Schedule.

            3.3.10 Constituent Documents. True and complete copies of the certificate or articles of incorporation and all amendments thereto, the by-laws as amended and currently in force, all stock records, and corporate minute books and records, of the Company and the Subsidiaries, have been made available for inspection by Purchaser. Such stock records accurately reflect all Share transactions and the current stock ownership of the Company and the Subsidiaries. The corporate minute books and records of the Company and the Subsidiaries contain true and complete copies of all resolutions adopted by the stockholders and the boards of directors of the Company and the Subsidiaries.

            3.3.11 Capitalization.

                  (a) The authorized capital stock of the Company consists solely of 700,000 Preferred Shares and 1,300,000 Common Shares. The outstanding capital stock of the Company consists solely of 159,330 Preferred Shares and 960,305 Common Shares. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding. All of the issued and outstanding Shares have been validly issued and are fully paid and nonassessable. Except for the Options (all of which are described in Section
3.3.11 of the Disclosure Schedule), there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities, contractual obligations to repurchase, redeem or otherwise acquire any capital stock of the Company, voting trusts, stockholders' agreements or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or obligating the Company to issue any securities of any kind. Section 3.3.11 of the Disclosure Schedule sets forth a true, accurate and complete list of each holder of Shares or Options and the number of Shares or Options held by such Person.

                  (b) The authorized capital stock of HMO Subsidiary consists of a single class of 200,000 shares of common stock, without par value, of which 1,000 shares are issued and outstanding. There are no shares of capital stock of HMO Subsidiary of any other class authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of HMO Subsidiary have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by the Company, free and clear of all Claims. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of HMO Subsidiary obligating HMO Subsidiary to issue any securities of any kind.

                  (c) The authorized capital stock of Management Subsidiary consists of a single class of 10,000 shares of common stock, without par value, of which 1,000 shares are issued and outstanding. There are no shares of capital stock of Management Subsidiary of any other class authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of Management Subsidiary have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by the Company, free and clear of all Claims. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Management Subsidiary obligating Management Subsidiary to issue any securities of any kind.

            3.3.12 Financial Statements. Complete and accurate copies of the Financial Statements are contained in Section 3.3.12 of the Disclosure Schedule. The Consolidated Audited Financial Statements and the 2003 Unaudited Consolidated Financial Statements present fairly, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows of the Company Group for the periods covered by said statements, in accordance with GAAP consistently applied through the periods covered thereby, except for, in the case of the 2003 Unaudited Consolidated Financial Statements, (a) normal year-end adjustments, which adjustments will not be material in amount or significance, and (b) the omission of footnote disclosures. The HMO Audited Financial Statements and the 2003 Unaudited HMO Financial Statements present fairly, in all material respects, the financial position of HMO Subsidiary as of the dates thereof and the results of operations and cash flows of HMO Subsidiary for the periods covered by said statements, in accordance with SAP consistently applied through the periods covered thereby, except for, in the case of the 2003 Unaudited HMO Financial Statements, (a) normal year-end adjustments, which adjustments will not be material in amount or significance, and (b) the omission of footnote disclosures. The books and records of the Company and the Subsidiaries have been maintained in accordance with GAAP or SAP, as applicable, and properly reflect all of the transactions entered into by the Company and the Subsidiaries, as applicable. The Company has furnished to Purchaser complete and correct copies of all attorney's responses to audit inquiry letters with respect to the Company and the Subsidiaries and all management letters from the Company's and the Subsidiaries' accountants for the last five fiscal years. The Company has also furnished to Purchaser copies of the Regulatory Statements. The Regulatory Statements have been prepared, in all material respects, in accordance with SAP consistently applied.

            3.3.13 Conduct of Business. Since the Financial Statement Date, (a) the Company Group has conducted the Business only in the ordinary course, (b) there has not been any Material Adverse Effect, (c) there has been no non-renewal or material amendment of any of the Permits held by or granted to the Company or either Subsidiary, and the Company and each Subsidiary has used commercially reasonable efforts to maintain such Permits, (d) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company Group in an amount exceeding $50,000, individually or in the aggregate,
(e) the Company has not made any Pre-Closing Distribution, and (f) neither the Company nor either of the Subsidiaries has taken or permitted to be taken any action which, if proposed to be taken on or after the date of this Agreement, would require the consent of Purchaser pursuant to Section 4.2.4.

            3.3.14 Undisclosed Liabilities. Neither the Company nor either of the Subsidiaries has any Liabilities except for (a) Liabilities provided for or reserved against in the Financial Statements and not discharged subsequent to the dates of the Financial Statements, and (b) Liabilities which have been incurred by the Company and the Subsidiaries subsequent to the Interim Financial Statement Date in the ordinary course of the Company's and the Subsidiaries' respective Businesses and not discharged since the Interim Financial Statement Date. Neither the Company nor either of the Subsidiaries has any Liability that relates to or has arisen out of a breach of contract, breach of warranty, tort, or infringement by or against the Company or either of the Subsidiaries or any claim or lawsuit involving the Company or either of the Subsidiaries.

            3.3.15 Working Capital. At the Effective Time, (a) the Company shall have positive Working Capital, and (b) HMO Subsidiary shall be in full compliance with all Laws applicable to the adequacy and maintenance of its statutory surplus, including the applicable required risk-based capital amount.

            3.3.16 Assets. The Company and the Subsidiaries have good title to their respective assets, free and clear of any Claims, except for Permitted Liens. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Company's or either of the Subsidiaries' assets has been recorded, filed, executed or delivered. The Company's and the Subsidiaries' assets are adequate to conduct the Business as it is presently being conducted, and will be adequate to enable Purchaser to continue to conduct the Business as it is presently being conducted. The Company's and the Subsidiaries' assets are in good operating condition and repair, normal wear and tear excepted, and are suitable for the uses intended therefor.

            3.3.17 Accounts Receivable. All of the Accounts Receivable reflected on the 2003 Unaudited Financial Statements or incurred in the normal course of business since the Interim Financial Statement Date have arisen from bona fide transactions in the ordinary course of business and, to the extent not previously collected, are fully collectible, net of any allowance for doubtful accounts shown on the 2003 Unaudited Financial Statements, in the ordinary course of business in accordance with their terms and assuming that the methods of collection practices and procedures used in collection of the accounts receivable are consistent with those historically used by the Company and the Subsidiaries. None of the Accounts Receivable is or will be at the Closing Date subject to any counterclaim or set-off. All reserves, allowances and discounts with respect to the Accounts Receivable were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company and the Subsidiaries in the ordinary course of business.

            3.3.18 Insurance. The Disclosure Schedule contains a true and correct list and description (including insurer, coverages, annual premium, deductibles, material limitations and exclusions (but not including usual and customary limitations and exclusions), and expiration dates) of all insurance policies (including fire and casualty, general liability, theft, life, workers' compensation, directors and officers, business interruption, reinsurance and all other forms of insurance) which are owned by the Company or either of the Subsidiaries or which name the Company or either of the Subsidiaries as an insured (or loss payee), including without limitation those which pertain to the Company's and the Subsidiaries' respective assets, employees or operations. All such insurance policies are in full force and effect, all premiums have been paid thereunder and none of the coverage provided by such policies will terminate or lapse by reason of any of the transactions contemplated by this Agreement. In the three year period ending on the date hereof, neither the Company nor either of the Subsidiaries has received any notice from or on behalf of any insurance carrier issuing such insurance policies to the effect that insurance rates will thereafter be substantially increased, that there will thereafter be no renewal of an existing policy, or that material alteration of any owned or leased personal or real property, purchase of additional equipment, or material modification of the Company's or either Subsidiaries' methods of doing business, will be required or is suggested. There are no pending claims that have been denied insurance coverage. Neither the Company nor either Subsidiary has failed to give any notice or present any claim under any insurance policy in due and timely fashion or as required by any insurance policy. Section 3.3.18 of the Disclosure Schedule sets forth a list of all claims made under any insurance policies covering the Company or either of the Subsidiaries in the last three years. Neither the Company or either of the Subsidiaries has received notice that any insurer under any policy is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

            3.3.19 Bank Accounts. Section 3.3.19 of the Disclosure Schedule contains a list showing: (a) the name of each bank, safe deposit company or other financial institution in which the Company or either of the Subsidiaries has an account, lock box or safe deposit box, (b) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or either of the Subsidiaries, and (c) all instruments or agreements to which the Company or either of the Subsidiaries is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

            3.3.20 Taxes.

                  (a) The Company and the Subsidiaries have properly completed and filed on a timely basis all Returns required to be filed. Such Returns are accurate and complete in all material respects. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of or information regarding the Company and the Subsidiaries required to be shown thereon, and no extension of time within which to file any such Return has been requested or granted.

                  (b) With respect to all amounts in respect of Taxes imposed upon the Company or either of the Subsidiaries or for which the Company or either of the Subsidiaries is or could be liable, whether to taxing authorities or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws have been complied with and all amounts required to be paid on or prior to the Closing Date by the Company or either of the Subsidiaries (as the case may be) to Taxing authorities have been paid.

                  (c) No issues have been raised and are currently pending by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by or requested from the Company or either of the Subsidiaries. The Disclosure Schedule sets forth the taxable years of the Company and the Subsidiaries as to which the respective statutes of limitations with respect to Taxes have not expired, and with respect to such taxable years, the years for which examinations have been completed, the years for which examinations are presently being conducted, the years for which examinations have not been initiated, and the years for which required Returns have not yet been files. All deficiencies asserted or assessments made as a result of any examinations of Returns previously filed by the Company or either of the Subsidiaries have been fully paid, or are fully reflected as a liability in the Financial Statements and the 2003 Unaudited Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the Financial Statements and the 2003 Unaudited Financial Statements.

                  (d) Neither the Company nor either of the Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

                  (e) The Company and the Subsidiaries are a part of the same affiliated group of corporations, within the meaning of Section 1504 of the Code, with the Company as the common parent corporation. Neither the Company nor either of the Subsidiaries has ever been a member of another affiliated group of corporations within the meaning of Section 1504 of the Code.

                  (f) All material elections with respect to Taxes affecting the Company or either of the Subsidiaries are set forth in the Disclosure Schedule.

                  (g) Neither the Company nor either of the Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax Law) or agreed to have section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax Law) apply to any disposition of any asset owned by it.

                  (h) None of the assets of the Company or either of the Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (i) Neither the Company nor either of the Subsidiaries has agreed to make, nor is either of them required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

                  (j) Neither the Company nor either of the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code.

                  (k) No Principal Stockholder is a Person other than a United States person within the meaning of the Code and the transactions contemplated hereby is not subject to the withholding provisions of section 3406 or subchapter A of Chapter 3 of the Code.

                  (l) The Company and the Subsidiaries have disclosed on their Returns all positions taken therein that could reasonably give rise to a substantial understatement of Tax within the meaning of section 6662 of the Code.

                  (m) None of the assets of the Company or either of the Subsidiaries is property that the Company or either of the Subsidiaries is required to treat as being owned by any other Person pursuant to the "safe harbor lease" provisions of former section 168(f)(8) of the Code.

                  (n) None of the assets of the Company directly or indirectly secures any debt the interest on which is tax-exempt under section 103(a) of the Code.

                  (o) Neither the Company nor either of the Subsidiaries has made a deemed dividend election under Regulations Section 1.1502-32(f)(2) or a consent dividend election under section 565 of the Code.

                  (p) Neither the Company nor either of the Subsidiaries has participated in an international boycott within the meaning of section 999 of the Code.

                  (q) Neither the Company nor either of the Subsidiaries has been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

                  (r) Neither the Company nor either of the Subsidiaries has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

                  (s) The unpaid Taxes of the Company and the Subsidiaries do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the 2003 Unaudited Financial Statements, as adjusted for the passage of time through the Closing Date, in accordance with the past practices of the Company and the Subsidiaries.

            3.3.21 Contracts. The Disclosure Schedule contains a true and correct list of the following undischarged Contracts (including all amendments thereto) to which the Company or either of the Subsidiaries is a party:

                  (a) agreements with any Governmental or Regulatory Authority;

                  (b) Provider Agreements;

                  (c) agreements for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of the Company or either of the Subsidiaries;

                  (d) consulting agreements;

                  (e) collective bargaining agreements;

                  (f) agreements for the payment of severance benefits, retention bonuses or sale bonuses to any employee;

                  (g) plans or contracts or arrangements with respect to Benefit Plans;

                  (h) contracts for the purchase of equipment or other materials having a purchase price under any such contract in excess of $10,000;

                  (i) contracts for the sale of any equipment or other assets;

                  (j) leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, where the lease or sublease provides for an annual rent in excess of $50,000 and has an unexpired term as of the Closing Date in excess of one year;

                  (k) agreements restricting in any manner the Company's or either of the Subsidiaries' right to compete with any other Person, restricting the Company's or either of the Subsidiaries' right to sell to or purchase from any other Person, restricting the right of any other party to compete with the Company or either Subsidiaries or the ability of such Person to employ any of the Company's or any of the Subsidiaries' employees;

                  (l) agreements between the Company or either of the Subsidiaries and any of its Affiliates with respect to the purchase of goods or the performance of services;

                  (m) agreements of agency, representation, distribution, or franchise which cannot be canceled by the Company or either of the Subsidiaries without payment or penalty upon notice of thirty (30) days or less;

                  (n) service agreements affecting any of the Company's or either of the Subsidiaries' assets where the annual service charge is in excess of $10,000 and has an unexpired term as of the Closing Date in excess of one year;

                  (o) secrecy or confidentiality agreements;

                  (p) contracts for the advertisement, display or promotion of any products or services, which cannot be canceled by the Company or either of the Subsidiaries without payment or penalty upon notice of 30 days or less;

                  (q) contracts or order for the sale of goods or the performance of services which, if performed by the Company or either of the Subsidiaries in accordance with its terms, could only be performed by the Company or either of the Subsidiaries with a gross profit margin of 25% or less, or which could not be performed within the time limits or other terms therein provided, or which, when actually performed, would result in an obligation (contractual or otherwise) to pay damages or penalties;

                  (r) loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit;

                  (s) guaranties, performance, bid or completion bonds, or surety or indemnification agreements;

                  (t) partnership agreements or joint venture agreements or other contracts (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or any of the Subsidiaries and another Person; or

                  (u) any other agreements which provide for the receipt or expenditure of more than $100,000 or which expire, or may be renewed at the option of any Person other than the Company or either Subsidiary so as to expire, more than one year after the date of this Agreement.

All of the Designated Contracts are in full force and effect and are valid and enforceable in accordance with their terms. The Company or one of the Subsidiaries (as the case may be) is, in all material respects, in compliance with all terms and requirements of each Designated Contract and, to the Knowledge of the Company, each other Person that is party to a Designated Contract is in material compliance with the terms and requirements of such Contract. No event has occurred or circumstance existing that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company or either of the Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Designated Contract. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company or either of the Subsidiaries under any Designated Contract other than with respect to non-material amounts in the ordinary course of business, and no Person has made a written demand for such renegotiation. Neither the Company nor either of the Subsidiaries has released or waived any of its rights under any Designated Contract.

            3.3.22 Providers and Provider Agreements. A true and complete copy of each Provider Agreement for each hospital and ancillary Provider, the form(s) of physician or physician group Provider Agreement, and any physician or physician group Provider Agreements that differ from such form(s) have been made available to Purchaser. Except as indicated on Section 3.3.22 of the Disclosure Schedule (but without descriptions of the exceptions), none of the Provider Agreements (a) has a term of more than one year, (b) obligates the Company Group to purchase reinsurance for the Provider or otherwise adjusts the compensation payable to such Provider based on claims experience, (c) requires the Company Group to pay the Provider on a most-favored Provider basis, (d) obligates the Company Group to pay access or administrative fees, (e) has a profit-sharing or risk sharing component, (f) delegates to the Provider medical management duties and/or payment of claims, (g) requires the Company Group to provide stop loss protection to a Provider, or (h) includes any provision for rate escalation based upon the consumer price index, inflation rates or other economic indicators. The Company Group has compensated and currently compensates each Provider for services to Members in accordance with the rates and fees set forth in the applicable Provider Agreement and in a timely manner given the requirements of such Provider Agreement and applicable Law. Since January 1, 2002, the Company Group has not received any written complaint regarding any matter in excess of $10,000 from a Provider concerning any aspect of the Business. None of the Providers who or which is a "physician" or "physician group" (as such terms are defined at 42 C.F.R. Section 418.479 et seq. are placed at "substantial financial risk" (as such term is also defined therein).

            3.3.23 Membership. Section 3.3.23 of the Disclosure Schedule sets forth the true and accurate number of all Members as of January 31, 2004, by state and region.

            3.3.24 Premiums. All premiums and other payments received by the Company Group since January 1, 2001 from any Governmental or Regulatory Authority were bona fide payments received from such Governmental or Regulatory Authority without subsequent setoff, overpayment, disgorgement or recoupment.

            3.3.25 Medical Claims. Attached to Section 3.3.25 of the Disclosure Schedule are copies of lag reports setting forth the Companies' payment of Medical Claims during the 12-month period ended December 31, 2003. Subject to customary lags, consistent with the attached lag reports, all Medical Claims made by any parties under any and all products, lines of business or other medical plans offered by the Company or either Subsidiary have been paid within the applicable statutory time limit. To the Knowledge of the Company, all claims, capitated payments and other payments to Providers made by any parties under any and all products, lines of business or other medical plans offered by the Company or either Subsidiary have been paid accurately and completely in accordance with the applicable Provider's Provider Agreement, and there has been no allegation of insufficient, untimely or otherwise inadequate payment or handling of Medical Claims. All such payments have been made in material compliance with any and all Contracts between the Company or either Subsidiary, and each Member, beneficiary, patient or Provider to whom or to which payment is or was due, and there is no legitimate basis for any allegation of noncompliance with respect to the payment of any Medical Claims under any such Contract.

            3.3.26 Material Adverse Effect. Neither the Company nor either of the Subsidiaries has suffered or been threatened with, and to the Knowledge of the Company no facts exist which may cause or result in, any Material Adverse Effect including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, or any changes that are reasonably likely to have a Material Adverse Effect on any relationship between the Company or either of the Subsidiaries and any of their key Providers or employees.

            3.3.27 Suppliers. Set forth in Section 3.3.27 of the Disclosure Schedule are the names and addresses of all the suppliers from which the Company or either Subsidiary ordered supplies, software and other goods or services with an aggregate purchase price of $50,000 or more during the twelve-month period ended January 31, 2004 and the amount for which each such supplier invoiced the Company or such Subsidiary during such period. The Company Group has not received any notice or has any reason to believe that any such supplier will not sell supplies, merchandise and other goods to the Company Group at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company Group, subject only to general and customary price increases and decreases.

            3.3.28 Related Party Transactions. Neither the Company nor either of the Subsidiaries has entered into any Contracts, arrangements or other business relationships with any of the Related Parties other than normal employment arrangements and Benefit Plans (all of which are disclosed in the Disclosure Schedule). Neither the Company nor either of the Subsidiaries is owed or owes any amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment). No property or interest in any property which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Business, is presently owned by or leased by or to any Related Party. Neither the Company, either of the Subsidiaries nor any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Business.

            3.3.29 Permits. The Disclosure Schedule contains a true and correct list of, and the Company and the Subsidiaries possess, all Permits (other than Environmental Permits, which are addressed in Section 3.3.35) which are required in order for the Company and the Subsidiaries to conduct their Business as presently conducted or proposed to be conducted. The Company has delivered complete and accurate copies of each Permit to Purchaser. HMO Subsidiary is licensed by DOI to operate as an HMO in the States of Illinois and Indiana. The operations of HMO Subsidiary comply in all material respects with the Illinois Health Maintenance Organization Act, codified at Section 215-125 of the Illinois Code, the Illinois Managed Care Patient Rights Act, codified at Section 215-134 of the Illinois Code, and with

Section 27-13 of the Indiana Code, the rules promulgated by DOI, the IDPA and the IFSSA and the terms and requirements of each Medicaid Contract held by it, as applicable. Since January 1, 2001, HMO Subsidiary has not received from DOI, the IDPA or the IFSSA any citation, suspension, revocation, limitation, warning or similar notice. The Company Group does not have health plan or other operations outside of the States of Illinois and Indiana. HMO Subsidiary has no business other than HMO operations and functions related thereto.

            3.3.30 Employee Benefit Plans. With respect to the Benefit Plans of the Company and the Subsidiaries:

                  (a) Neither the Company nor any ERISA Affiliate maintains, administers, contributes to or has any fixed or contingent Liability under any Benefit Plan other than those Plans, Multiemployer Plans, Welfare Plans and Other Benefit Plans listed in the Disclosure Schedule.

                  (b) Except as required by section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or applicable state Law, neither the Company nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company or any ERISA Affiliate medical or life insurance coverage. Neither the Company nor any ERISA Affiliate maintains, contributes to or has any fixed or continent Liability under any plan or arrangement providing medical or life insurance benefits to former employees or their dependents, other than benefits provided in the event of disability and conversion privileges.

                  (c) Each Benefit Plan complies, in form and operation, in all material respects, with all applicable Laws, including ERISA and the Code.

                  (d) The funds available under each Benefit Plan intended to be a funded Benefit Plan equal or exceed the amounts required to be paid, or which would be required to be paid, if such Benefit Plan were terminated as of the Closing Date.

                  (e) Any Benefit Plan intended to qualify under section 401(a) of the Code meets in all material respects all requirements for qualification under section 401(a) of the Code and the regulations thereunder. A favorable determination as to the qualification under the Code of each of the Benefit Plans intended to comply with section 401(a) of the Code has been made by the IRS. The Company has made available to Purchaser a copy of the most recent favorable determination letter issued by the IRS concerning each such Benefit Plan's qualification. Each such Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder, and no matter exists which would adversely affect the qualified tax-exempt status of such Benefit Plan and any related trust.

                  (f) All reports and information relating to each Benefit Plan required to be filed with any governmental entity have been timely filed and are accurate in all material respects. All reports and information relating to each Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided. To the Knowledge of the Company, no fiduciary of any Benefit Plan has committed a breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Benefit Plan.

                  (g) With respect to each Benefit Plan there has been made available to Purchaser the following: a copy of the annual report (if required under ERISA) with respect to each such Benefit Plan for the last three years (including all schedules and attachments); a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Benefit Plan; a true and complete copy of such Benefit Plan; all trust agreements, insurance contracts, accounts or other documents which establish the funding vehicle for any Benefit Plan and the latest financial statements thereof; and any investment management agreements, administrative services contracts, or other agreements and documents relating to the ongoing administration and investment of any Benefit Plan.

                  (h) There are no actions, suits, proceedings, investigations or hearings pending or, to the Knowledge of the Company, overtly threatened with respect to any Benefit Plan or any fiduciary or assets thereof, other than claims for benefits arising in the ordinary course of any Benefit Plan.

                  (i) Each Welfare Plan which is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies in all material respects with and has been maintained and operated in all material respects in accordance with each of the requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

                  (j) No withdrawals have occurred so as to cause any Plan to become subject to the provisions of Section 4063 of ERISA, nor has the Company or any ERISA Affiliate ceased making contributions to any Benefit Plan subject to Section 4064(a) of ERISA to which the Company or any ERISA Affiliate made contributions during the six (6) years prior to the date hereof.

                  (k) Neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC as a result of the voluntary or involuntary termination of any Plan which is subject to Title IV of ERISA. There is currently no active filing by the Company or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by the Company or any ERISA Affiliate.

                  (l) Neither any Benefit Plan fiduciary nor any Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code), and there has been no "reportable event" (as defined in Section 4043 of ERISA) with respect to any Benefit Plan. Neither the Company nor any ERISA Affiliate has failed to make any contributions or to pay any amounts due and owing as required by the terms of any Benefit Plan or collective bargaining agreement or ERISA or any other applicable Law. Full payment has been made of all amounts which the Company or any ERISA Affiliate is required or committed to pay to the Benefit Plans as of the Interim Financial Statement Date.

                  (m) Neither the Company nor any ERISA Affiliate contributes or has ever contributed to, or has any fixed or contingent Liability with respect to, any Multiemployer Plan or any other Benefit Plan subject to Title IV of ERISA.

            3.3.31 Employee Relations. With respect to the employees of the Company and the Subsidiaries:

                  (a) No employee of the Company or either of the Subsidiaries is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, between such employee and the Company or either of the Subsidiaries or, to the Knowledge of the Company, any other Person that materially adversely affects or will affect the performance of that employee's duties as an employee of the Company or either of the Subsidiaries following the Closing. To the Knowledge of the Company, no officer or other key employee of the Company or either of the Subsidiaries intends to terminate employment with the Company or either of the Subsidiaries prior to or following the Closing.

                  (b) There is not presently pending or, to the Knowledge of the Company, overtly threatened any: (i) strike, slowdown, picketing, work stoppage or employee grievance process; (ii) charge, grievance proceeding or other claim against or affecting the Company or either of the Subsidiaries relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental or Regulatory Authority; (iii) union organizational activity or other labor or employment dispute against or affecting the Company or either of the Subsidiaries; or (iv) application for certification of a collective bargaining agent.

                  (c) To the Knowledge of the Company, no event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute with respect to the Company or either of the Subsidiaries. There is no lockout of any employees of the Company or either of the Subsidiaries, and no such action is contemplated by the Company or either of the Subsidiaries.

                  (d) No employee of the Company or either of the Subsidiaries has any claim against the Company or either of the Subsidiaries (whether under Law, any employment agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salaries, other than wages or salaries for the current payroll period, or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the 12 month period immediately prior to the date of this Agreement. The Company and the Subsidiaries have made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental departments with respect to their employees and such accounts have positive balances.

                  (e) Section 3.3.31 of the Disclosure Schedule contains a true and correct list of all employees of the Company and the Subsidiaries as of the date of this Agreement, together with their respective base salaries, bonuses and positions, and all bonuses or similar payments paid to any employees after December 31, 2003. The Disclosure Schedule correctly states the number of employees laid off by the Company and the Subsidiaries in the 90 days preceding the date hereof. To the Knowledge of the Company, no employee of the Company or either of the Subsidiaries is an undocumented alien.

                  (f) The employees and former employees of the Company and the Subsidiaries who have (or have had) access to confidential or proprietary information of the Company and the Subsidiaries have executed confidentiality and assignment of inventions forms which, to the Knowledge of the Company, are adequate to protect the Company's and the Subsidiaries' proprietary interest therein.

                  (g) The employment of each of the Company's and the Subsidiaries' employees is terminable at will without cost to the Company or either of the Subsidiaries except for payments required under the Benefit Plans and the payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by the Company or either of the Subsidiaries prior to their hiring a Person not previously employed by the Company or either of the Subsidiaries.

            3.3.32 Litigation and Claims.

                  (a) There is no litigation or proceeding, at law or in equity, and there are no proceedings or governmental investigations before any commission or other Governmental or Regulatory Authority, pending or, to the Knowledge of the Company, overtly threatened against the Company, the Subsidiaries, or either of the Company's or Subsidiaries' officers, directors or Affiliates, with respect to or affecting the Company's or either of the Subsidiaries' operations, Business or assets, or with respect to the consummation of the transactions contemplated hereby, nor is there any basis for any of the foregoing.

                  (b) Section 3.3.32 of the Disclosure Schedule contains (i) a list of the dates of all surveys performed by any Governmental or Regulatory Authority to which the Company or either Subsidiary was a party at any time since January 1, 2001, and any deficiencies for which a plan of correction was required and (ii) a list of all notices of noncompliance, requests for remedial action, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Governmental or Regulatory Authority or as a result of the Company's or either Subsidiary's participation in any Medicaid program at any time since January 1, 2001.

            3.3.33 Decrees, Orders or Arbitration Awards. Neither the Company nor either of the Subsidiaries is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental or Regulatory Authority) with respect to or affecting the Company's or either Subsidiary's operations, Business or assets.

            3.3.34 Compliance with Laws. Neither the Company nor either of the Subsidiaries is in violation of, or delinquent in respect to, any decree, order or arbitration award or Law of or agreement with, or any Permit from, any Governmental or Regulatory Authority to which the property, assets, personnel or Business activities of the Company or either of the Subsidiaries are subject, including Laws relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, and discrimination. Without limiting the generality of the foregoing, the Company Group is currently in material compliance with the medical privacy provisions and electronic data transmission standards of HIPAA. During the last six years, neither the Company nor either of the Subsidiaries has received from any Governmental or Regulatory Authority any written notification with respect to possible noncompliance of any decree, order, writ, judgment or arbitration award or any Law.

            3.3.35 Environmental Matters.

                  (a) The Company and the Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits.

                  (b) The Company and the Subsidiaries possess all Environmental Permits which are required for the operation of their respective Businesses.

                  (c) Neither the Company nor either of the Subsidiaries has received any communication alleging that the Company or either of the Subsidiaries is not, or at any time has not been, in compliance with any applicable Environmental Laws or Environmental Permits.

                  (d) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or either of the Subsidiaries.

                  (e) No Leased Real Estate is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA or any comparable state list.

                  (f) Neither the Company nor either of the Subsidiaries has received any written notice from any Person with respect to any Leased Real Estate of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

                  (g) There is no and has not been any Hazardous Substances used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any Leased Real Estate in violation of Environmental Laws.

                  (h) There are no underground or above-ground storage tanks located on any Leased Real Estate. All underground or above-ground storage tanks previously located at any such real property and not present thereat as of the date hereof were removed in accordance with all Environmental Laws.

            3.3.36 Real Estate.

                  (a) Neither the Company nor either of the Subsidiaries owns any real estate.

                  (b) 3.3.36 of the Disclosure Schedule contains a true and complete list of all street addresses and legal descriptions of the Leased Real Estate. All Leased Real Estate is leased to the Company or one of the Subsidiaries pursuant to written leases, complete and accurate copies of which have been previously delivered to Purchaser, and all of which are in full force and effect. Neither the Company nor either of the Subsidiaries has subleased any Leased Real Estate. The Leased Real Estate is not subject to any leases or tenancies of any kind, except for the Company's and the Subsidiaries' leases. All options in favor of the Company or one of the Subsidiaries to purchase any of the Leased Real Estate, if any, are in full force and effect. The Leased Real Estate constitutes all real property and improvements leased by the Company and the Subsidiaries.

                  (c) The Leased Real Estate is not in possession of any adverse possessors, is used in a manner which is consistent and permitted by applicable zoning ordinances and other Laws without special use approvals or permits, are served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the Business, is in good condition and repair, and requires no work or improvements to bring it into compliance with any applicable Law or to repair or maintenance the improvements thereon.

                  (d) None of the utility companies serving any of the Leased Real Estate has threatened the Company or either of the Subsidiaries with any reduction in service.

                  (e) There are no challenges or appeals pending regarding the amount of the real estate Taxes on, or the assessed valuation of, the Leased Real Estate, and no special arrangements or agreements exist with any Governmental or Regulatory Authority with respect thereto.

                  (f) There are no condemnation proceedings pending or, to the Knowledge of the Company, threatened with respect to any portion of the Leased Real Estate.

                  (g) There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending or, to the Knowledge of the Company, threatened with respect to any portion of the Leased Real Estate.

            3.3.37 Intellectual Property.

                  (a) The Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign copyright registrations, copyright applications, patents and patent applications, trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks included within the Intellectual Property.

                  (b) Section 3.3.37 of the Disclosure Schedule sets forth a complete and accurate list of all Proprietary Software and Software which is licensed, leased or otherwise used by the Company or the Subsidiaries (other than "off-the-shelf" Software), and identifies which Software is owned, licensed, leased or otherwise used, as the case may be.

                  (c) The Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property Licenses.

                  (d) The Company or one of the Subsidiaries (as indicated in the Disclosure Schedule) is the owner of, or has exclusive rights to use, all of the Intellectual Property.

                  (e) The conduct of the Company's and the Subsidiaries' respective Businesses and the exercise of their respective rights relating to the Intellectual Property does not infringe upon or otherwise violate intellectual property rights of any Person.

                  (f) To the Knowledge of the Company, no Person is infringing upon or otherwise violating any of the Intellectual Property.

                  (g) Neither the Company nor either of the Subsidiaries has received notice of any claims, and, to the Knowledge of the Company, there are no pending claims, of any Persons relating to the scope, ownership or use of any of the Intellectual Property.

                  (h) Except with respect to unregistered trademarks and service marks, each owner listed on the Disclosure Schedule is listed in the records of the appropriate governmental entity as the sole owner of record of the Intellectual Property.

                  (i) Each copyright registration, patent and registered trademark and application therefor listed on the Disclosure Schedule is in proper form, not disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions.

                  (j) Neither the Company nor either of the Subsidiaries has licensed or sublicensed its rights in any of the Intellectual Property or received or granted any such rights, other than pursuant to Intellectual Property Licenses.

                  (k) All Proprietary Software was either developed by employees of the Company or one of the Subsidiaries within the scope of their employment; or by independent contractors who have assigned their right to the Company or one of the Subsidiaries pursuant to written agreements.

            3.3.38 Commercial Bribery. Neither the Company, the Subsidiaries, nor, to the Knowledge of the Company, any of their respective former or current officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Business, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company and the Subsidiaries, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, neither the Company nor any of the Subsidiaries has directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales.

            3.3.39 No Omissions. The representations and warranties of the Company in this Agreement, and all representations, warranties and statements of the Company contained in any schedule, financial statement, exhibit, list, certificate or other document delivered pursuant hereto or in connection herewith, do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading.

            3.3.40 Disclosure. The Company has furnished to Purchaser complete and accurate copies of all documents and information requested by Purchaser.

            3.3.41 Brokers. Except as set forth in Section 3.3.41 of the Disclosure Schedule, neither the Principal Stockholders, any of their Affiliates, the Company nor any of the Subsidiaries have dealt with any Person who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser, the Company or any of the Subsidiaries for arranging the transactions contemplated hereby or introducing the parties to each other.

      3.4 Individual Representations and Warranties of the Principal Stockholders. Each of the Principal Stockholders, individually and not jointly and severally, represents and warrants to Purchaser with respect to such Principal Stockholder (and only such Principal Stockholder) as follows:

            3.4.1 Organization, Existence and Good Standing. If such Principal Stockholder is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, such Principal Stockholder is duly organized, existing and in good standing under the Laws of its jurisdiction of incorporation or formation.

            3.4.2 Power and Authority. Such Principal Stockholder has full power and authority to execute and perform this Agreement. If such Principal Stockholder is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, the execution and delivery of this Agreement by such Principal Stockholder and the performance by it of all of its obligations under this Agreement have been duly approved prior to the date of this Agreement by all requisite action of its board of directors, general partners, managers, trustees or the like, as the case may be. The approval of such Principal Stockholder's shareholders, members, limited partners, beneficiaries or the like (as the case may be), for it to execute this Agreement or consummate the transactions contemplated hereby is either not required or has been duly given.

            3.4.3 Enforceability. This Agreement has been duly executed and delivered by such Principal Stockholder and constitutes a legal, valid and binding agreement of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms.

            3.4.4 Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental or Regulatory Authority is required for or in connection with the consummation by such Principal Stockholder of the transactions contemplated hereby.

            3.4.5 Conflicts Under Constituent Documents or Laws. If such Principal Stockholder is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, neither the execution and delivery of this Agreement by such Principal

Stockholder, nor the consummation by it of the transactions contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of its certificate or articles of incorporation or formation, by-laws, agreement of limited partnership, operating agreement, trust agreement or declaration of trust, or other organizational documents, as the case may be. Neither the execution and delivery of this Agreement by such Principal Stockholder, nor the consummation by him, her or it of the transactions contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority or of any arbitration award, to which such Principal Stockholder is a party or by which such Principal Stockholder is bound.

            3.4.6 Conflicts Under Contracts. Such Principal Stockholder is not a party to, or bound by, any unexpired, undischarged or unsatisfied Contract under the terms of which the execution, delivery and performance by such Principal Stockholder of this Agreement and the consummation of the transactions contemplated hereby by such Principal Stockholder will require a consent, approval, or notice or result in a lien on the Shares owned by such Principal Stockholder.

            3.4.7 Title to Shares. Such Principal Stockholder owns the number of Shares and Options listed opposite such Principal Stockholder's name on Section
3.3.11 of the Disclosure Schedule, free and clear of all Claims, other than agreements between the Company and the Principal Stockholders which will be terminated as of the Closing.

            3.4.8 Brokers. Neither such Principal Stockholders nor any of its Affiliates has dealt with any Person who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser, the Company or any of the Subsidiaries for arranging the transactions contemplated hereby or introducing the parties to each other.

                                   ARTICLE IV
                          CONDUCT PRIOR TO THE CLOSING

      4.1 General. The Company, Purchaser and Merger Sub have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this ARTICLE IV.

      4.2 The Company's Obligations.

            4.2.1 Full Access. The Company and the Subsidiaries shall give to Purchaser's officers, employees, agents, attorneys, consultants, accountants and lenders full access to all of the properties, books, Contracts, documents, insurance policies, records and personnel of or with respect to the Company and the Subsidiaries and shall furnish to Purchaser and such Persons as Purchaser shall designate to the Company such information as Purchaser or such Persons may at any time and from time to time reasonably request.

            4.2.2 Pre-Integration Planning. The Company shall (a) make available reasonable office space and accommodations, and provide full access to the Company's facilities, so as to permit at least two employees or other representatives of Purchaser to maintain a full-time presence at the Company Group's offices, (b) confer with Purchaser and its representatives and obtain Purchaser's written approval, which approval shall not be unreasonably withheld or delayed, concerning any and all material operational matters relating to the Company or either Subsidiary, (c) report not less than weekly to Purchaser concerning the business, operations and finances of the Company Group, (d) review with Purchaser and obtain Purchaser's written approval concerning any material disbursements or payments (excluding payments to Providers in the ordinary course of business), (e) cooperate with Purchaser as may be reasonably requested by Purchaser from time to time to develop and implement an integration plan for the Company Group, (f) cause the officers of the Company Group to furnish Purchaser and its employees and representatives such financial, operating, technical, actuarial and cost data and other information with respect to the Business and the assets and properties of the Company Group as Purchaser and its representatives may from time to time reasonably request, and (g) use commercially reasonable efforts to orient, educate and otherwise train Purchaser and permit Purchaser's employees and representatives to work with the employees of the Company Group regarding (i) the Company Group's current operating policies and procedures, (ii) the health plan benefits and services offered by the Company Group to Members, including member services, member outreach and education and preventative medicine programs, (iii) the Providers and Providers Agreements, (iv) the Company Group's medical management policies and procedures and (v) the operation of the Business. Purchaser shall maintain an employee or other representative at the Company, or shall otherwise make available for consultation with the Company an employee or other representative, who shall have the authority to provide the Company with prompt written approval of such actions under this Section 4.2.2 which require such approval. Further, Purchaser's employees and representatives will conduct themselves appropriately so as not to disrupt or interfere with the Company's operations or the ability of the Company's management or employees to carry out their duties in a timely manner.

            4.2.3 Consents and Permits. The Company shall use its commercially reasonable efforts and make every good faith attempt to obtain all consents to the assignment of, or alternative arrangements satisfactory to Purchaser with respect to, any Contract, Permit or Environmental Permit required to be listed on the Disclosure Schedule pursuant to Section 3.3.7. The Company shall use commercially reasonable efforts to assist and cooperate with Purchaser, as may be requested by Purchaser, in obtaining such Permits as may be necessary in connection with the consummation of the transactions contemplated hereby or the operation of the Business following the Closing.

            4.2.4 Conduct of Business. The Company and the Subsidiaries shall carry on their respective businesses in the usual and ordinary course of business, consistent with past practices, and shall, without limitation, pay all of their respective payables, Taxes and other Liabilities when due, pay and perform all of their other respective obligations when due, collect receivables in the ordinary course of business, consistent with past practice, and use commercially reasonable efforts to preserve intact the Company's and the Subsidiaries' respective business organizations, keep available the services of the present officers and key employees of the Company Group, preserve their respective relationships with Providers, Members, suppliers, licensors, licensees, independent contractors and other Persons having business dealings with them, maintain their respective Permits, and otherwise preserve the goodwill of those having business relationships with the Company Group. Without limiting the generality of the foregoing, without the prior written consent of Purchaser, the Company and the Subsidiaries shall not:

                  (a) amend the Company's or either of the Subsidiaries' certificate or articles of incorporation or by-laws;

                  (b) split, combine or reclassify the Shares, or make any change in the Company's or either of the Subsidiaries' authorized capital stock or issue any shares of stock of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company or either of the Subsidiaries, or to other equity securities of the Company or either of the Subsidiaries, or grant any stock appreciation or similar rights;

                  (c) enter into any Contract or commitment, or amend or otherwise modify any of the terms of any of its Contracts, other than (i) Provider Agreements entered into in the ordinary course of business that have a term of not more than one year and which involve total obligations of less than $50,000 per annum, and (ii) Contracts (excluding Provider Agreements and Contracts with consultants) which involve total obligations of less than $50,000 per annum and which are not otherwise material to the Business; provided that the Company shall notify Purchaser prior to the Company Group entering into any Provider Agreement that involves total obligations of $100,000 or more per annum;

                  (d) increase the compensation payable to any employee, except in the ordinary course of business consistent with past practices as described in the Disclosure Schedule;

                  (e) establish or modify any targets, goals, bonuses, pools or similar provisions under any Benefit Plan, employment Contract or other employee compensation arrangement, independent contractor Contract or other compensation arrangement, or pay any bonus or similar payment other than as expressly set forth in the Disclosure Schedule;

                  (f) incur or commit to incur any capital expenditures not set forth in the Disclosure Schedule in excess of $50,000 in any instance or $100,000 in the aggregate;

                  (g) sell, transfer or otherwise dispose of any asset or property, including any Intellectual Property, except for transfers of cash in payment of the Company's and the Subsidiaries' liabilities, all in the usual and ordinary course of business in accordance with past practices;

                  (h) acquire any assets or properties from any other Person, other than acquisitions in the ordinary course of business, consistent with past practice, not to exceed $50,000 in the aggregate during any month;

                  (i) incur, assume or guarantee any long-term or short-term Indebtedness;

                  (j) enter into (i) any operating lease, other than in the ordinary course of business, consistent with past practice, and providing for payments of not greater than $50,000 over the term of the lease in any instance or $100,000 in the aggregate during any month, or (ii) any lease for real property;

                  (k) pay, discharge or satisfy any claim, obligation or Liability arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the 2003 Unaudited Financial Statements and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;

                  (l) fail to pay or delay payment of any Medical Claim or other Indebtedness when due (unless being contested in good faith);


                  (m) commence a lawsuit other than (i) for the routine collection of bills or (ii) for a breach of this Agreement;


                  (n) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                  (o) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax return or any amendment to a Tax return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (p) reduce the amount of any insurance coverage provided by existing insurance policies, or fail to renew any such insurance policy;


                  (q) do any act or omit to do any act, or permit any act or omission to occur, which will cause a breach by the Company or either of the Subsidiaries of any of the Designated Contracts;

                  (r) institute or amend any employee benefit program or fringe benefit program with respect to the employees of the Company or either of the Subsidiaries, or make any loan to any employee;

                  (s) enter into or modify any written employment Contract with any Person;

                  (t) fail to maintain or renew any Permits or fail to comply with any applicable Law;

                  (u) make any change to the Company's and the Subsidiaries' accounting methods, principles or practices;

                  (v) revalue any of its assets, including writing off notes or accounts receivable or writing down any other assets;

                  (w) terminate or waive any right of substantial value;

                  (x) pay or declare any dividend or make any distribution on its securities of any class or purchase or redeem any of its securities of any class, other than any Pre-Closing Distribution expressly directed by Purchaser to be paid pursuant to Section 2.6;

                  (y) enter into any Contract with any Affiliate, or otherwise make any payment or incur any obligation to any Affiliate;

                  (z) alter the conduct or operations of the Business in any material respect; or

                  (aa) take or agree in writing or otherwise to take any of the actions described in Sections 4.2.4(a) through 4.2.4(y).

            4.2.5 2003 Audited Financial Statements. As soon as reasonably possible following the date hereof (and in any event prior to April 15, 2004, or such earlier date as may be (1) required or appropriate to comply with applicable Law or (2) reasonably requested by the managing underwriter of Purchaser's planned initial public offering), the Company shall deliver to Purchaser (a) the 2003 Audited Financial Statements, which shall be prepared in consultation with, and subject to the reasonable approval of, Purchaser, and (b) a certificate, signed by the Stockholders' Committee and by the President and Chief Financial Officer of the Company, certifying that (1) the 2003 Audited Financial Statements fairly present in all material respects the financial position of both HMO Subsidiary, on a stand-alone basis, and the Company Group, on a consolidated basis, as of December 31, 2003 and the results of operations of both HMO Subsidiary, on a stand-alone basis, and the Company Group, on a consolidated basis, for the year ended December 31, 2003, and (2) the 2003 Audited Financial Statements have been prepared in accordance with SAP or GAAP, as applicable, applied on a basis consistent with the past practices of HMO Subsidiary or the Company, as applicable, the 2003 Unaudited Financial Statements and with the HMO Audited Financial Statements or the Consolidated Audited Financial Statements, as applicable.

            4.2.6 No Solicitation. The Company and the Subsidiaries shall not, and shall cause all of their respective Affiliates (including any investment banker, attorney or accountant retained or engaged by that party) to not, directly or indirectly: (a) initiate, solicit or encourage any inquiries concerning an Acquisition Proposal or a Competing Transaction; (b) engage in any negotiations concerning, or provide any information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or a Competing Transaction; (c) facilitate any effort or attempt to make or implement an Acquisition Proposal; or (d) consummate, agree or commit to consummate an Acquisition Proposal or a Competing Transaction. The Company shall immediately cease or cause to be terminated any existing activities, discussions or negotiations with any Person relating to any of the foregoing activities, and shall promptly notify in writing (the form of which written notice shall be subject to Purchaser's prior review and approval) any Person with whom the Company has entered into any confidentiality agreement in connection with any Acquisition Proposal or Competing Transaction proposed or contemplated prior to the date hereof that any information provided to the Company or any of its Affiliates after the date of such notice is not subject to such confidentiality agreement. In addition, the Company shall notify Purchaser immediately of any Acquisition Proposal, of any inquiry received by the Company or any of its Affiliates from any Person concerning an Acquisition Proposal, of any request from any Person for confidential information concerning the Company, either of the Subsidiaries, the Business, or both, and if any Person seeks to initiate or continue any discussions or negotiations with the Company concerning a Competing Transaction or an Acquisition Proposal. In any such event, the Company shall provide Purchaser with the details thereof, including the identity of the Person or Persons making such offer or proposal, and shall keep Purchaser fully informed on a current basis of the status and details thereof and of any modifications to the terms thereof; provided, however, that the preceding two sentences shall not in any way be deemed to limit the obligations of the Company set forth in the first sentence of this Section. The Company acknowledges that this Section was a significant inducement for Purchaser to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Purchase Price or (ii) a failure to induce Purchaser to enter into this Agreement.

            4.2.7 Monthly Financial Statements. The Company shall furnish promptly to Purchaser all separate monthly financial statements, budgets, analyses and schedules of the Company and the Subsidiaries (as prepared in accordance with normal accounting procedures) promptly after such financial statements, budgets, analyses and schedules are available, and all other material information concerning the operations, properties and personnel of the Company and the Subsidiaries as Purchaser may reasonably request.

            4.2.8 Working Capital. The Company shall use commercially reasonable efforts to ensure that the Company has positive Working Capital as of the Closing.


            4.2.9 Non-Competition; Non-Solicitation. In order to induce Purchaser to enter into this Agreement, the Company shall cause each of the individuals designated on Annex A attached hereto to sign a Restrictive Covenant Agreement in substantially the form of Exhibit D attached hereto. In addition, between the date of this Agreement and the Closing Date, the Company shall cooperate with Purchaser in good faith, as may be requested by Purchaser, to develop appropriate non-competition restrictions applicable to such other employees of the Company as may be identified by Purchaser; provided that any costs associated with obtaining any such additional non-competition restrictions shall be borne by Purchaser.

            4.2.10 Stockholder Approval. The Company shall take all actions in accordance with applicable Law and its Certificate of Incorporation and by-laws to duly call, give notice of, convene and hold, as promptly as practicable after the date hereof, a meeting of the stockholders of the Company for the purpose of considering and voting upon this Agreement, the Merger and the transactions described herein. The Company's Board of Directors shall recommend approval of this Agreement and the Merger by the stockholders of the Company and shall not withdraw or modify such recommendation. The Company shall take all lawful action to solicit from its stockholders proxies in favor of this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company's stockholders to approve this Agreement and the Merger. The Company shall ensure that any disclosure documents provided to its stockholders in connection with the approval of this Agreement and the Merger do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Any such disclosure documents shall be subject to the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed.

            4.2.11 Employment Agreement. The Company and Christopher Adams shall cause that certain Employment Agreement, dated February 12, 1996, to which they are parties (including any subsequent amendments thereto) to be terminated as of or prior to the Effective Time, such termination to be in form and substance satisfactory to Purchaser.

      4.3 Purchaser's Obligations. Purchaser shall use commercially reasonable efforts to obtain all Permits from Governmental or Regulatory Authorities as may be required in connection with the Acquisition, and Purchaser shall promptly disclose to the Company the results of such efforts. Without limiting the generality of the foregoing, Purchaser shall make any filings required to be made by it with any Governmental or Regulatory Authority by no later than March 31, 2004.

      4.4 Joint Obligations.

            4.4.1 Consummation of Transactions. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable. Each party shall use commercially reasonable efforts to cause the conditions to its obligations to consummate the transactions described herein to be satisfied.

            4.4.2 Notification of Certain Matters. Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue, or which might reasonably be expected to prevent the timely consummation of the transactions described herein.

            4.4.3 Certain Actions. No party shall intentionally perform any act which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

      5.1 Conditions to the Company's Obligations. The obligation of the Company to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions (any of which may be waived, in writing, by the Company) on or prior to the Closing Date, upon the non-fulfillment of any of which, this Agreement may, at the Company's option, be terminated pursuant to and with the effect set forth in ARTICLE X:

            5.1.1 The representations and warranties made by Purchaser shall be true and correct in all material respects as if originally made on and as of the Closing Date.

            5.1.2 All obligations of Purchaser and Merger Sub to be performed hereunder through, and including on, the Closing Date (including all obligations which Purchaser and Merger Sub would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been fully performed.

            5.1.3 No lawsuit, proceeding or investigation shall have been commenced by any Governmental or Regulatory Authority on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated hereby.

            5.1.4 Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

            5.1.5 Purchaser and the Escrow Agent shall have executed and delivered to the Company the Escrow Agreement.

            5.1.6 Purchaser shall have delivered to the Company all of the documents set forth in Section 6.2.

      5.2 Conditions to Purchaser's Obligations. The obligation of Purchaser to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions (any of which may be waived, in writing by Purchaser) on or prior to the Closing Date, upon the non-fulfillment of any of which, this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in ARTICLE X:

            5.2.1 The representations and warranties made by the Company and/or the Principal Stockholders shall be true and correct in all material respects as if originally made on and as of the Closing Date.

            5.2.2 All obligations of the Company and/or the Principal Stockholders to be performed hereunder through, and including on, the Closing Date (including all obligations which the Company and the Principal Stockholders would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been fully performed.

            5.2.3 All of the consents to the assignment of, or alternate arrangements satisfactory to Purchaser with respect to, any Contract, Permit or Environmental Permit required to be listed on the Disclosure Scheduled pursuant to Section 3.3.7 shall have been obtained, and all approvals or consents of any Governmental or Regulatory Authority required to permit the consummation of the transactions described herein shall have been obtained and be in full force and effect. To the extent Permits or Environmental Permits held by the Company or either of the Subsidiaries are not assignable, Purchaser shall have either obtained licenses and permits on substantially the same terms as the Permits and Environmental Permits have been issued to the Company and either of the Subsidiaries, or shall have obtained binding commitments from the applicable governmental authorities to issue such licenses and permits to Purchaser following the Closing.

            5.2.4 During the period from the date of this Agreement to the Closing Date, there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact which, individually or in the aggregate, has or reasonably may be expected to result in a Material Adverse Effect. Additionally, during the period from the date of this Agreement to the Closing Date, neither the Company nor either of the Subsidiaries, nor their respective assets shall have been materially and adversely affected by reason of any loss, condemnation, destruction or damage, whether or not insured against.

            5.2.5 No lawsuit, proceeding or investigation shall have been commenced by any Governmental or Regulatory Authority on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated hereby.

            5.2.6 Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

            5.2.7 Purchaser shall be satisfied, in its reasonable discretion, that the Company has positive Working Capital at the time of the Closing.

            5.2.8 The Stockholders' Committee shall have executed and delivered to Purchaser the Escrow Agreement.

            5.2.9 The Company shall have delivered to Purchaser all of the documents set forth in Section 6.3.

                                   ARTICLE VI
                                     CLOSING

      6.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this ARTICLE VI. All documents which the Company or the Principal Stockholders shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to the Company and the Company's counsel.

      6.2 Purchaser's Deliveries. Purchaser and/or Merger Sub, as applicable, shall execute and/or deliver to the Stockholders' Committee all of the following:

            6.2.1 the Net Closing Amount;

            6.2.2 certified copies of Purchaser's and Merger Sub's certificate or articles of incorporation issued by the secretaries of state of Purchaser's or Merger Sub's respective state of incorporation;

            6.2.3 certificates of good standing of Purchaser and Merger Sub, issued not earlier than ten days prior to the Closing Date by the secretaries of state of Purchaser's or Merger Sub's respective state of incorporation;

            6.2.4 a certificate of the secretary of Purchaser and Merger Sub certifying as true and correct the following: (a) the incumbency and specimen signature of each officer of Purchaser and Merger Sub executing this Agreement and any other document delivered hereunder on behalf of Purchaser; (b) a copy of Purchaser's and Merger Sub's by-laws; and (c) a copy of the resolutions of Purchaser's and Merger Sub's board of directors authorizing the execution, delivery and performance of this Agreement and any other documents delivered by Purchaser hereunder;

            6.2.5 a closing certificate executed by the President of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, pursuant to which Purchaser certifies to the Company and the Principal Stockholders that: (a) Purchaser's representations and warranties to the Company and the Principal Stockholders are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue); (b) all covenants required by the terms hereof to be performed by Purchaser or Merger Sub on or before the Closing Date, to the extent not waived by the Company in writing, have been so performed (or, if any such covenant has not been so performed, indicating that such covenant has not been performed); and (c) all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser;

            6.2.6 the Escrow Agreement;

            6.2.7 the Certificate of Merger;

            6.2.8 the written opinion of Greenberg Traurig, LLP, counsel for Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company; and

            6.2.9 without limitation by specific enumeration of the foregoing, all other documents reasonably required from Purchaser to consummate the transactions contemplated hereby.

      6.3 The Company's and Principal Stockholders' Deliveries. The Company and, as applicable, the Principal Stockholders shall execute and/or deliver to Purchaser all of the following:

            6.3.1 certificates representing all outstanding Shares owned by the Principal Stockholders;

            6.3.2 physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to the Company and the Subsidiaries which are in the possession of the Company;

            6.3.3 the minute books and stock records of the Company and the Subsidiaries;

            6.3.4 a certificate in compliance with the FIRPTA certifying that no Equityholder is a person or entity subject to withholding under FIRPTA, executed by the Company and the Principal Stockholders;

            6.3.5 landlord waivers with respect to all property of the Company and the Subsidiaries located at the Leased Real Estate, such waivers to be in form and substance reasonably satisfactory to Purchaser and Purchaser's lenders;

            6.3.6 copies of all consents to the assignment of, or alternative arrangements satisfactory to Purchaser with respect to, any Contract, Permit or Environmental Permit required to be listed on the Disclosure Schedule pursuant to Sections 3.3.5 or 3.3.7;

            6.3.7 payoff letters, issued by the holders of Indebtedness not earlier than five days prior to the Closing Date, setting forth the amounts required to repay all Indebtedness in full on the Closing Date;

            6.3.8 releases of all liens and other encumbrances and security interests held by the holders of Indebtedness in any of the Company's and the Subsidiaries' assets, including UCC-3 termination statements;

            6.3.9 evidence of the termination, as of the Closing, of all shareholders agreements and registration rights agreement to which any of the Equityholders is a party and which affect any of the Shares;

            6.3.10 a Stockholder Release duly executed by each Principal Stockholder and each holder of any Option outstanding as of the date of this Agreement;

            6.3.11 the written resignations effective as of the Closing Date of such directors and officers of the Company and the Subsidiaries as requested by Purchaser to resign;

            6.3.12 certified copies of the Company's and each Subsidiary's certificate or articles of incorporation issued by the secretary of state of the Company's or the Subsidiary's respective state of incorporation;

            6.3.13 certificates of good standing of the Company and the Subsidiaries issued not earlier than ten days prior to the Closing Date by the secretaries of state of each state in which the Company and the Subsidiaries are either incorporated or qualified to do business as a foreign corporation;

            6.3.14 a certificate of the secretary of the Company certifying as true and correct the following: (a) the incumbency and specimen signature of each member of the Stockholders' Committee executing this Agreement and any other document delivered hereunder on behalf of the Equityholders; (b) a copy of the Company's and each Subsidiaries' by-laws; and (c) a copy of the resolutions of the Company's board of directors and shareholders authorizing the execution, delivery and performance of this Agreement and any other documents delivered by the Company hereunder;

            6.3.15 a closing certificate duly executed by the President of the Company, on behalf of the Company, and by the Stockholders' Committee, pursuant to which the Company and the Stockholders' Committee certifies to Purchaser that: (a) the Company's and the Principal Stockholders' representations and warranties to Purchaser are true and correct as of the Closing Date as if then originally made, except for changes in the ordinary course of business which do not have a Material Adverse Effect (or if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue); (b) all covenants required by the terms hereof to be performed by the Company and/or the Principal Stockholders on or before the Closing Date, to the extent not waived in writing by Purchaser, have been so performed (or if any such covenant has not been so performed, indicating that such covenant has not been performed); and (c) all documents to be executed by the Company and/or the Principal Stockholders and delivered at the Closing have been executed by duly authorized officers of the Company and/or the Principal Stockholders, as applicable;

            6.3.16 the Escrow Agreement;

            6.3.17 the Restrictive Covenant Agreements to be delivered pursuant to Section 4.2.9;

            6.3.18 the Certificate of Merger;

            6.3.19 evidence reasonably satisfactory to Purchaser that the Employment Agreement between the Company and Christopher Adams shall have been terminated in accordance with the terms of Section 4.2.11.

            6.3.20 the written opinion of Stevens & Lee, P.C., counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser; and

            6.3.21 without limitation by specific enumeration of the foregoing, all other documents reasonably required from the Company or the Equityholders to consummate the transactions contemplated hereby.

                                   ARTICLE VII
                             POST-CLOSING AGREEMENTS

      7.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this ARTICLE VII.

      7.2 Use of Trademarks. The Principal Stockholders shall not use and shall not license or permit any third party to use, any name, slogan, logo or trademark which is deceptively similar to any of the names or trademarks used in connection with the Business of the Company and the Subsidiaries.

      7.3 Third Party Claims. The parties shall cooperate with each other with respect to the defense of any Third Party Claims subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article VIII, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

      7.4 Medical Claims. During the period beginning on the Closing Date and continuing through December 31, 2004, Purchaser shall provide the Stockholders' Committee, within 30 days following the end of each calendar quarter (beginning with the calendar quarter following the Closing) with a quarterly lag report, in such form as may be prepared by the Company in the ordinary course of business following the Closing, with respect to payments of Medical Claims related to periods on and prior to December 31, 2003. Purchaser will meet and confer with the Stockholders' Committee, on an advisory, non-binding basis, as may be reasonably requested from time to time by the Stockholders' Committee to review any concerns the Stockholders' Committee may have with respect to such lag reports.

                                  ARTICLE VIII
                                OTHER AGREEMENTS

      8.1 Confidentiality. Each of the parties hereto hereby agrees to keep the existence and terms of this Agreement (except to the extent contemplated hereby), and such information or knowledge obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions described herein, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party,
(b) is or becomes generally known to the public and did not become so known through any violation of Law, or a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality of the disclosing party or any other party with respect to such information, (c) is later lawfully acquired by such party without confidentiality restrictions from other sources not bound by applicable confidentiality restrictions, or (d) is required to be disclosed by order of court or Governmental or Regulatory Authority with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or seek a protective order and take any other available action), under applicable Law or the rules of any stock exchange, or in connection with any lawsuit or arbitration proceeding between the parties hereto (and in such event only to the extent such disclosure is required). Notwithstanding the foregoing, each party may disclose any such information to those of its Representatives as are assisting it in connection with the evaluation, negotiations or consummation of the transactions described herein, provided that such party first informs each of its Representatives receiving information of the confidential nature thereof and of the foregoing obligations of confidentiality, and directs its Representatives to treat such information confidentially and in accordance with the foregoing obligations. In the event that this Agreement is terminated for any reason prior to the Closing, each party shall, and shall cause its Representatives to, destroy (or at their option, return to the applicable party) all such information which has been provided in tangible form, together with all copies thereof, as well as all summaries, analyses and similar items (whether in tangible, electronic or similar form) prepared based in material part upon such information, except that each party may retain one copy of all such information for archival purposes.

      8.2 Publicity. Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior agreement of (a) the Company (prior to the Closing) or the Stockholders' Committee (after the Closing) and (b) Purchaser (and in any event, the parties shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).

      8.3 Employee Matters. In the event that the employment of any employees of the Company is terminated by Purchaser within 180 days following the Closing Date (other than as a result of such employee's misconduct or performance deficiencies), the Purchaser shall pay severance to each such employee in an amount equal to (a) in the case of any employee at the manager level or above, not less than two weeks' of his or her then-current salary for each year of service with the Company (including years of service with the Company prior to the Closing Date), and (b) in the case of any employee below the level of manager, not less than one week of his or her then-current salary for each year of service with the Company (including years of service with the Company prior to the Closing Date), but, in either case, in no event less than a total of two weeks' of his or her then-current salary.

      8.4 Further Assurances. The parties shall execute and deliver such further documents, and perform such further acts, as may be necessary or desirable to comply with the terms of this Agreement and consummate the transactions described herein, including by making available such books and records relating to the Company and the Subsidiaries, for reasonable business purposes and at reasonable times, as may be reasonably requested by any other party hereto.

                                   ARTICLE IX
                                 INDEMNIFICATION

      9.1 Indemnification of the Purchaser. Subject to the provisions of Sections 9.2 and 9.6, the Company and the Principal Stockholders, individually and only to the extent of their respective obligations hereunder, shall indemnify, save and hold harmless each Purchaser Indemnitee against and from all Damages sustained or incurred by any Purchaser Indemnitee, as a result of, or arising out of or by virtue of:

            9.1.1 any inaccuracy in or breach of any representation and warranty made by the Company or the Principal Stockholders to Purchaser herein or in any certificate or closing document delivered to Purchaser in connection herewith;

            9.1.2 the breach by the Company or any Principal Stockholder of, or failure of the Company or any Principal Stockholder to comply with, any of the covenants or obligations under this Agreement to be performed by the Company or the Principal Stockholders (including their obligations under this ARTICLE IX);

            9.1.3 acts or omissions of the Company and the Subsidiaries, or of any former subsidiaries of the Company, on or before the Closing Date, including the operation of the Business before the Closing Date;

            9.1.4 Taxes which are unpaid as of the Closing Date and which are imposed on the Company or any of the Subsidiaries with respect to (a) any taxable period ending on or before the Closing Date, or (b) the pre-Closing portion of any taxable period which begins before, and ends after, the Closing Date, to the extent the liability for such Taxes exceeds the accrual for Taxes contained on the Closing Balance Sheet; or

            9.1.5 without being limited by Sections 9.1.1 through 9.1.4 above and without regard to the fact that any one or more of the items referred to in this Section 9.1.5 may be disclosed in the Disclosure Schedule or in any documents included or referred to therein: (a) any Plan or Welfare Plan which either the Company, one of the Subsidiaries or an ERISA Affiliate has at any time maintained or administered or to which the Company, one of the Subsidiaries or any ERISA Affiliate has at any time contributed (including any liability for health continuation requirements under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA and any liability arising pursuant to Title IV of ERISA for plan termination, withdrawal or partial withdrawal from any Multiemployer Plan, or any lien to enforce any Title IV liability); any benefits accrued pursuant to any Welfare Plan or Employee Benefit Plan at or prior to the Closing; or any action or failure to act, in whole or in part, at or prior to the Closing with respect to any Plan, Welfare Plan or Employee Benefit Plan; or (b) any violation of, or delinquency in respect to, any decree, order or arbitration award or Law in effect on or prior to the Closing Date of or agreement of either the Company or one of the Subsidiaries with, or any license or Permit granted to the Company or one of the Subsidiaries from, any Governmental or Regulatory Authority to which the Company or one of the Subsidiaries is subject.

Notwithstanding the foregoing, the Company's obligation to indemnify Purchaser under this Section 9.1 shall terminate at the Closing.

      9.2 Limitation on the Purchaser's Indemnification Rights. The Purchaser Indemnitees' rights pursuant to the provisions of Section 9.1 are subject to the following limitations:

            9.2.1 The Purchaser Indemnitees shall not be entitled to recover under Section 9.1.1 until the total amount which the Purchaser Indemnitees would recover under Section 9.1.1, but for this Section 9.2.1, exceeds the Basket, in which event the Purchaser Indemnitees shall be entitled to recover for all Damages recoverable under Section 9.1.1, including the amount less than the Basket. The foregoing limitation shall not apply to recovery under Section 9.1.1 for breaches of one or more of the Extended Representations and Warranties.

            9.2.2 The Purchaser Indemnitees shall not be entitled to recover under Section 9.1 unless a claim has been asserted by written notice, delivered to the Stockholders' Committee on or prior to the Survival Date.

            9.2.3 The Purchaser Indemnitees shall not be entitled to recover under Section 9.1.1 for the amount of Damages in excess of the Indemnification Cap, and following the Closing the Purchaser Indemnitees' exclusive source of recovery pursuant to this ARTICLE IX shall be the Escrow Amount, in each case other than in the event of:

                  (a) Damages arising from any inaccuracy in or breach of any Extended Representation and Warranty;

                  (b) Damages arising from any fraudulent acts of any of the Principal Stockholders; and

                  (c) Damages arising from any fraudulent acts of the Company; provided, however, that in the case of any fraudulent acts of the Company that are not directly related to the negotiation or execution of this Agreement or the transactions described herein, the aggregate liability of each Principal Stockholder on account of such Damages shall in no event exceed (i) the aggregate amount of the Purchase Price received by such Principal Stockholder or
(ii) any lesser amount found appropriate by a court of competent jurisdiction, in each case unless such Principal Stockholder perpetrated, participated in or had knowledge of the fraudulent acts (in which case such aggregate liability limitations shall not apply), it being understood that, except as expressly modified by the foregoing, Purchaser shall retain all of its common law rights and remedies and nothing contained in this Section 9.2.3 shall be construed as expanding Purchaser's rights and remedies beyond those available at common law;

provided that in each of clauses (a), (b) and (c) above the liability of the Principal Stockholders shall be several but not joint.

      9.3 Indemnification of the Equityholders. Subject to the provisions of Sections 9.4 and 9.6, Purchaser, to the extent of its obligations hereunder, shall indemnify, save and hold harmless each Equityholder against and from all Damages sustained or incurred by any Equityholder, as a result of, or arising out of or by virtue of:

            9.3.1 any inaccuracy in or breach of any representation and warranty made by Purchaser to the Company herein or in any certificate or closing document delivered to the Stockholders' Committee in connection herewith; or

            9.3.2 any breach by Purchaser of, or failure by Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser (including without limitation its obligations under this ARTICLE
IX).

      9.4 Limitation on the Equityholders' Indemnification Rights. The Equityholders' rights pursuant to the provisions of Section 9.3 are subject to the following limitations:

            9.4.1 The Equityholders shall not be entitled to recover under
Section 9.3.1 until the total amount which the Equityholders would recover under
Section 9.3.1, but for this Section 9.4.1, exceeds the Basket, in which event the Equityholders shall be entitled to recover for all Damages recoverable under
Section 9.3.1, including the amount less than the Basket. The foregoing limitation shall not apply to recovery under Section 9.3.1 for breaches of one or more of the Extended Representations and Warranties.

            9.4.2 The Equityholders shall not be entitled to recover under
Section 9.3 unless a claim has been asserted by written notice, delivered to Purchaser on or prior to the Survival Date.

            9.4.3 The Equityholders shall not be entitled to recover under
Section 9.3.1 for the amount of Damages in excess of the Indemnification Cap, other than in the case of Damages arising from any fraudulent acts of Purchaser.

      9.5 Cooperation. Subject to the provisions of Section 9.6, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

      9.6 Third Party Claims. Promptly after the receipt of written notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If

            9.6.1 the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification by the Indemnifying Party; or

            9.6.2 within 30 days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 9.6, the Indemnifying Party shall acknowledge without qualification its indemnification obligations as provided in this ARTICLE IX in writing to the Indemnified Party and accept the defense thereof;

then, except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall not be entitled, or shall lose its right, as applicable, to contest, defend, litigate and settle a Third Party Claim if (a) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnifying Party and the Indemnified Party, (b) the Indemnifying Party shall fail to diligently contest the Third Party Claim, (c) such Third Party Claim involves remedies or disputes other than claims for monetary damages, or (d) such Third Party Claim or the resolution thereof could impair ongoing business relationships with any material Provider, any Governmental or Regulatory Authority, or any other Person doing business with the Indemnified Party or any of its Affiliates. So long as the Indemnifying Party is entitled and has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that (i) at least ten days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party, (ii) such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liabilities in respect of such Third Party Claim, (iii) such settlement does not impose any obligations of any kind upon the Indemnified Party and (iv) such settlement does not otherwise impair ongoing business relationships with any material Provider, any Governmental or Regulatory Authority, or any other Person doing business with the Indemnified Party or any of its Affiliates. All expenses (including without limitation attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE IX shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 9.6, or if, in accordance with the foregoing, the Indemnifying Party shall not be entitled or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable. If, pursuant to this Section 9.6, the Indemnified Party so contests, defends, litigates or settles a Third Party Cl aim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

      9.7 No Contribution. Each of the Principal Stockholders hereby waives any right to contribution or any similar rights it may have against the Company or either of the Subsidiaries arising out of the Principal Stockholders' agreement to indemnify Purchaser pursuant to this ARTICLE IX.

                                   ARTICLE X
                             EFFECT OF TERMINATION

      10.1 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

            10.1.1 by the mutual written consent of Purchaser and the Company;

            10.1.2 by prompt notice by either of such parties if (a) the Closing shall not have occurred at or before 11:59 p.m. Eastern Time on July 30, 2004; provided, however, that the right to terminate this Agreement under this Section
10.1.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date, (b) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; (c) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the consummation of the transactions contemplated hereby by any Governmental or Regulatory Authority that would make consummation of the transactions contemplated hereby illegal; or (d) any of the Permits required to be obtained from any Governmental or Regulatory Authority to permit the consummation of the transactions contemplated hereby shall be denied, or shall be granted with conditions or requirements that are materially adverse to the terminating party, and any applicable periods to appeal such decision shall have expired (provided, however, that the right to terminate this Agreement under this Section 10.1.2(d) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure to obtain such Permit);

            10.1.3 by Purchaser if there shall be any action taken, or any Law or order enacted, promulgated or issued or deemed applicable to the consummation of the transactions contemplated hereby, by any Governmental or Regulatory Authority, which would: (a) prohibit Purchaser's ownership or operation of all or any material portion of the business of the Company Group, (b) compel Purchaser to dispose of or hold separate all or any portion of the assets and properties of the Company Group as a result of the consummation of the transactions contemplated hereby, or (c) prevent or impair Purchaser's ability to operate the Company Group in a manner substantially similar to the operations of the Company Group prior to the date of this Agreement;

            10.1.4 by Purchaser if (a) any representation or warranty of the Company or the Principal Stockholders is not true and correct in any material respect either on the date of this Agreement or at the Closing, such that the conditions set forth in Sections 5.2.1 or 5.2.4 would not be satisfied, and, if such breach of a representation or warranty is capable of being cured, such breach shall not have been fully cured within 15 days following delivery by Purchaser to the Stockholders' Committee of written notice of such breach, or
(b) the Company or the Principal Stockholders shall not have complied in full with any covenant or agreement contained in this Agreement, and, if such failure to comply is capable of being cured, such non-compliance shall not have been fully cured within 15 days following delivery by Purchaser to the Stockholders' Committee of written notice of such non-compliance, or (c) the Company or either Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or either Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of any Indebtedness under any applicable Laws; or

            10.1.5 by the Company if (a) any representation or warranty of Purchaser is not true and correct in any material respect either on the date of this Agreement or at the Closing, such that the conditions set forth in Section
5.1.1 would not be satisfied, and, if such breach of a representation or warranty is capable of being cured, such breach shall not have been fully cured within 15 days following delivery by the Stockholders' Committee to Purchaser of written notice of such breach, or (b) Purchaser shall not have complied in full with any covenant or agreement contained in this Agreement, and, if such failure to comply is capable of being cured, such non-compliance shall not have been fully cured within 15 days following delivery by the Stockholders' Committee to Purchaser of written notice of such non-compliance, or (c) Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Purchaser seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of any Indebtedness under any applicable Laws.

      10.2 Certain Effects of Termination. In the event of the termination of this Agreement by either the Company or Purchaser as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Merger Sub, the Principal Stockholders or Purchaser, or their respective officers, directors, managers, members, stockholders or Affiliates; provided, however, that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of ARTICLE VIII, ARTICLE IX, this Section 10.2 , Section 10.4, ARTICLE XI, ARTICLE XII and the applicable definitions set forth in ARTICLE I, of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

      10.3 Remedies. Notwithstanding any termination right granted in Section 10.1, in the event of the non-fulfillment of any condition to a party's closing obligations, in the alternative, such party may elect to do one of the following:

            10.3.1 proceed to close despite the non-fulfillment of any closing condition, it being understood that consummation of the Closing shall not be deemed a waiver of a breach of any representation, warranty or covenant or of such party's rights and remedies with respect thereto;

            10.3.2 decline to close, terminate this Agreement as provided in
Section 10.1, and thereafter seek damages under law or equity (in addition to any fee payable pursuant to Section 10.4); or

            10.3.3 seek specific performance of the obligations of the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced.

      10.4 Termination Fee.

            10.4.1 Without limiting any other rights or remedies available to the Company, in the event that (a) the Company shall terminate this Agreement pursuant to Section 10.1.2(a), and the failure of the Closing to occur on or prior to the date set forth in such Section shall have resulted from the failure of Purchaser or Merger Sub to fulfill any of its obligations under this Agreement, (b) the Company shall terminate this Agreement pursuant to Section 10.1.2(d), and the failure to obtain a Permit as set forth in such Section shall have resulted from the failure of Purchaser or Merger Sub to fulfill any of its obligations under this Agreement, or (c) the Company shall terminate this Agreement pursuant to Section 10.1.5, provided in each such case that the Company shall not at such time be in breach of any representation, warranty, covenant or other provision of this Agreement, then Purchaser shall pay to the Company, in same day funds within three Business Days of the date of termination, the sum of $1,000,000.

            10.4.2 Without limiting any other rights or remedies available to Purchaser, in the event that (a) Purchaser shall terminate this Agreement pursuant to Section 10.1.2(a), and the failure of the Closing to occur on or prior to the date set forth in such Section shall have resulted from the failure of the Company or any of the Principal Stockholders to fulfill any of its obligations under this Agreement, (b) Purchaser shall terminate this Agreement pursuant to Section 10.1.2(d), and the failure to obtain a Permit as set forth in such Section shall have resulted from the failure of the Company or any of the Principal Stockholders to fulfill any of its obligations under this Agreement, or (c) Purchaser shall terminate this Agreement pursuant to Section 10.1.4, provided in each such case that Purchaser shall not at such time be in breach of any representation, warranty, covenant or other provision of this Agreement, then the Company shall pay to Purchaser, in same day funds within three Business Days of the date of termination, the sum of $1,000,000.

                                   ARTICLE XI
                             STOCKHOLDERS' COMMITTEE

      11.1 Appointment of Stockholders' Committee. The parties hereto agree that the Equityholders are third-party beneficiaries under this Agreement to the extent expressly set forth herein. Each of the Principal Stockholders and each of the other Equityholders hereby irrevocably constitutes and appoints Christopher Adams, Jay Hoffman and Elwood Kleaver as the Stockholders' Committee to represent the interests of the Equityholders. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Equityholders.

      11.2 Authority. Each of the Principal Stockholders and each of the other Equityholders hereby irrevocably grants the Stockholders' Committee full power and authority:

            11.2.1 to execute and deliver, on behalf of such Principal Stockholder or other Equityholder, and to accept delivery of, on behalf of such Principal Stockholder or other Equityholder, such documents as may be deemed by the Stockholders' Committee, in their sole discretion, to be appropriate to consummate this Agreement, the Merger and the other transactions contemplated hereby, including the Escrow Agreement;

            11.2.2 to endorse and to deliver on behalf of such Principal Stockholder or other Equityholder, certificates representing the Shares to be exchanged by such Principal Stockholder at the Closing;

            11.2.3 to acknowledge receipt at the Closing of the Net Closing Amount, to designate the manner of payment of the Net Closing Amount, the Escrow Balance and the IBNR Adjustment, if applicable, and to certify, on behalf of such Principal Stockholder or other Equityholder, as to the accuracy of the representations and warranties of such Principal Stockholder or other Equityholder under, or pursuant to the terms of, this Agreement;

            11.2.4 to (a) dispute or refrain from disputing, on behalf of such Principal Stockholder or other Equityholder, any claim made by Purchaser under this Agreement; (b) negotiate and compromise, on behalf of such Principal Stockholder or other Equityholder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement or the Escrow Agreement; and (c) execute, on behalf of such Principal Stockholder or other Equityholder, any settlement agreement, release or other document with respect to such dispute or remedy;

            11.2.5 to waive, on behalf of such Principal Stockholder or other Equityholder, any closing condition contained in ARTICLE V of this Agreement and to give or agree to, on behalf of such Principal Stockholder or other Equityholder, any and all consents, waivers, amendments or modifications, deemed by the Stockholders' Committee, in their sole discretion, to be necessary or appropriate, under this Agreement or the Escrow Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

            11.2.6 to enforce, on behalf of such Principal Stockholder or other Equityholder, any claim against Purchaser arising under this Agreement or the Escrow Agreement;

            11.2.7 to engage attorneys, accountants and agents at the expense of the Principal Stockholders;

            11.2.8 to retain $390,000 of the Purchase Price as a fund for the payment of expenses (including attorneys' fees) payable by the Principal Stockholders pursuant to the provisions hereof, adjustments to the Purchase Price, and potential claims for indemnification by Purchaser, and to invest such retained portion for the benefit of the Equityholders;

            11.2.9 to amend this Agreement (other than this ARTICLE XI), the Escrow Agreement or any of the instruments to be delivered to Purchaser by such Principal Stockholder or other Equityholder pursuant to this Agreement; and

            11.2.10 to give such instructions and to take such action or refrain from taking such action, on behalf of such Principal Stockholder or other Equityholder, as the Stockholders' Committee deems, in their sole discretion, necessary or appropriate to carry out the provisions of this Agreement or the Escrow Agreement.

      11.3 Reliance. Each Principal Stockholder and each other Equityholder hereby agrees that:

            11.3.1 in all matters in which action by the Stockholders' Committee is required or permitted, a majority of the members of the Stockholders' Committee is authorized to act on behalf of such Principal Stockholder or other Equityholder, notwithstanding any dispute or disagreement among Principal Stockholders or other Equityholders, among the members of the Stockholders' Committee, or between any Principal Stockholder or other Equityholder and the Stockholders' Committee, and Purchaser shall be entitled to rely on any and all action taken by the Stockholders' Committee, or a majority of the members thereof, under this Agreement or the Escrow Agreement without any liability to, or obligation to inquire of, any of Principal Stockholders or the other members of the Stockholders' Committee, notwithstanding any knowledge on the part of Purchaser of any such dispute or disagreement;

            11.3.2 notice to any member of the Stockholders' Committee, delivered in the manner provided in Section 12.1, shall be deemed to be notice to all of the members of the Stockholders' Committee and to all Principal Stockholders and other Equityholders for the purposes of this Agreement;

            11.3.3 the power and authority of the Stockholders' Committee, as described in this Agreement, shall continue in force until all rights and obligations of the Principal Stockholders and other Equityholders under this Agreement shall have terminated, expired or been fully performed;

            11.3.4 a majority in interest of Principal Stockholders shall have the right, exercisable from time to time upon written notice delivered to the Stockholders' Committee and Purchaser: (a) to remove any member or members of the Stockholders' Committee, with or without cause; (b) to appoint a Principal Stockholder (or, in the case of a Principal Stockholder which is a corporation, partnership, limited liability company or trust, an officer, manager, employee or partner of such Principal Stockholder) to fill a vacancy caused by the death, resignation or removal of a member of the Stockholders' Committee; and (c) subject to Section 11.3.6, to expand the number of members of the Stockholders' Committee and to appoint Principal Stockholders (or officers, managers, employees or partners as aforesaid) to fill the vacancies created thereby;

            11.3.5 if any member of the Stockholders' Committee resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed pursuant Section 11.3.4 within thirty
(30) days, the Stockholders' Committee shall consist solely of the remaining members of the Stockholders' Committee. If, as a result of such resignation, removal or cessation, there are no remaining members of the Stockholders' Committee and no successor is appointed by a majority in interest of Principal Stockholders within thirty (30) days, then Purchaser shall have the right to appoint a Principal Stockholder to act as the sole member of the Stockholders' Committee, to serve as described in this Agreement; and

            11.3.6 there shall at no time be more than three members of the Stockholders' Committee.

      11.4 Indemnification of Purchaser and Its Affiliates. Principal Stockholders, jointly and severally, shall indemnify the Purchaser Indemnitees against, and agree to hold the Purchaser Indemnitees harmless from, any and all Damages incurred or suffered by any Purchaser Indemnitee arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this ARTICLE XI, or the designation, appointment and actions of the Stockholders' Committee pursuant to the provisions hereof, including without limitation, with respect to (a) actions taken by the Stockholders' Committee or any member thereof; and (b) reliance by any Purchaser Indemnitee on, and actions taken by any Purchaser Indemnitee in response to or in reliance on, the instructions of, notice given by or any other action taken by the Stockholders' Committee.

      11.5 Indemnification of Stockholders' Committee. Each Principal Stockholder shall severally indemnify each member of the Stockholders' Committee against any Damages (except such Damages as result from such member's gross negligence or willful misconduct) that such member may suffer or incur in connection with any action or omission of such member as a member of the Stockholders' Committee. Each Principal Stockholder shall bear its pro-rata portion of such Damages. No member of the Stockholders' Committee shall be liable to any Principal Stockholder with respect to any action or omission taken or omitted to be taken by the Stockholders' Committee pursuant to this ARTICLE XI, except for such member's gross negligence or willful misconduct.

                                   ARTICLE XII
                                  MISCELLANEOUS

      12.1 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two Business Days after its delivery by facsimile. All notices shall be addressed as follows:

If to the Company (prior to the Closing):

           Harmony Health Systems, Inc.
           125 South Wacker Drive, Suite 2600
           Chicago, IL 60606-4402
           Attention: Dr. John Blank, President & Chief Executive
           Officer
           Fax: (312) 251-0295

with a copy to:

           Stevens & Lee
           620 Freedom Business Center
           Suite 200
           King of Prussia, PA 19406
           Attention: Alan M. Gnessin, Esq.
           Fax: (610) 371-7962

If to the Stockholders' Committee:

           Christopher Adams
           4300 Wheatland Way
           Palm Harbor, FL 34685
           Fax: (727) 944-3738

           Jay Hoffman
           Richland Ventures, L.P.
           200 31st Avenue North, Suite 200
           Nashville, TN 37203
           Fax: (615) 269-0463

           Elwood Kleaver
           800 Park Boulevard, Suite 760
           Boise, ID 83712
           Fax: (208) 433-4601

with a copy to:

           Stevens & Lee
           620 Freedom Business Center
           Suite 200
           King of Prussia, PA 19406
           Attention: Alan M. Gnessin, Esq.
           Fax: (610) 371-7962

If to Purchaser:

           WellCare Health Plans, Inc.
           6800 North Dale Mabry Highway
           Suite 268
           Tampa, Florida 33614
           Attention: General Counsel
           Fax: (813) 290-6210

with a copy to:

           Greenberg Traurig, LLP
           1750 Tysons Boulevard
           Suite 1200
           McLean, Virginia 22102
           Attention: Jason Simon, Esq.
           Fax: (703) 749-1301

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 12.1.

      12.2 Expenses; Transfer Taxes. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors', attorneys', accountants' and other professional fees and expenses. The Principal Stockholders shall pay the cost of all sales, use, stamp, documentary, excise and transfer Taxes which may be payable in connection with the transactions contemplated hereby.

      12.3 Entire Agreement. This Agreement, together with the Voting Agreements and the instruments and other documents to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit, schedule and the Disclosure Schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

      12.4 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

      12.5 Counterparts. This Agreement may be executed in multiple counterparts and by facsimile, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

      12.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

      12.7 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the State of Illinois applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Illinois.

      12.8 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.

      12.9 Assignability. This Agreement shall not be assignable by the Company or any Principal Stockholder without the prior written consent of Purchaser.

      12.10 Rule of Construction. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.

      12.11 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT.

      12.12 Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in Illinois. The Company, the Principal Stockholders and Purchaser each agree to the exclusive jurisdiction of any state or Federal court within the city of Chicago, Illinois, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 12.1, and service so made shall be deemed to be completed when received. The Company, the Principal Stockholders and Purchaser each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of the Company, the Principal Stockholders or Purchaser to serve legal process in any other manner permitted by Law.

      12.13 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of Purchaser, the Stockholders' Committee and, prior to the Closing, the Company.

      12.14 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.


              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                PURCHASER:

                                WELLCARE HEALTH PLANS, INC.

                                By:  /s/ Todd S. Farha
                                     -------------------------------------------
                                Name: Todd S. Farha
                                Title: President & Chief Executive Officer

                                MERGER SUB:

                                ZEPHYR ACQUISITION SUB, INC.

                                By:  /s/ Todd S. Farha
                                     -------------------------------------------
                                Name: Todd S. Farha
                                Title: President & Chief Executive Officer

                                THE COMPANY:

                                HARMONY HEALTH SYSTEMS, INC.

                                By:  /s/ John P. Blank
                                     -------------------------------------------
                                Name: John P. Blank
                                Title: President

                                PRINCIPAL STOCKHOLDERS:

                                /s/ Christopher Adams
                                ------------------------------------------------
                                Christopher Adams

                                RICHLAND VENTURES, L.P.

                                By:  /s/ W. P. Ortale III
                                     -------------------------------------------
                                Name: W. P. Ortale III
                                Title: General Partner

                                CALVER FUND, INC.

                                By:  /s/ Neil R. Anderson
                                     -------------------------------------------
                                Name: Neil R. Anderson
                                Title: President

                                /s/ Alan M. Gnessin
                                ------------------------------------------------
                                Alan M. Gnessin

                                /s/ John P. Blank
                                ------------------------------------------------
                                John P. Blank

                                /s/ Robert Currie
                                ------------------------------------------------
                                Robert Currie

                                /s/ Carol Coughlin
                                ------------------------------------------------
                                Carol Coughlin

                                /s/ Dolores Carnes
                                ------------------------------------------------
                                Delores Carnes